PROSPECTUS SUPPLEMENT NO. 4                     FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED JUNE 8, 2006)              REGISTRATION NO. 333-134254

                               7,005,222 SHARES

                            ZOLTEK COMPANIES, INC.

                                 [ZOLTEK LOGO]

                                 COMMON STOCK

         This prospectus supplement supplements the original prospectus dated June 8, 2006, Prospectus Supplement No. 1, dated August 16, 2006, Prospectus Supplement No. 2, dated November 3, 2006, and Prospectus Supplement No. 3, dated December 29, 2006 (collectively, the "Prospectus"), relating to the offer and sale by certain selling shareholders of up to 4,799,898 shares of our common stock which may be issued upon conversion of our senior secured convertible notes, issued in October 2004, February 2005, September 2005, February 2006 and May 2006, up to 2,013,161 shares of our common stock which may be issued upon the exercise of warrants issued in connection with our issuance of the senior convertible notes, and previous private placements of convertible securities completed in February 2003, January 2004 and March 2004, and up to 192,163 shares of our common stock held by the selling shareholders. The selling shareholders may sell the shares from time to time. The shares are registered to permit the selling shareholders to sell the shares which they may receive from the conversion of the senior convertible notes and exercise of the warrants from time to time in the public market. We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders, but will bear the costs relating to the registration of the shares. To the extent all of the outstanding warrants currently held by the selling shareholders included in this prospectus are exercised at their current exercise prices, we would receive approximately $32,764,259 in cash proceeds (unless those warrants are exercised on a cashless basis in accordance with their terms) upon exercise, which would be used for general working capital purposes and for capital expenditures. The exercise prices of all of these outstanding warrants range from $.01 to $28.06.

         This prospectus supplement includes:

              o Our Amendment No. 1 to Annual Report on Form 10-K/A for our fiscal year ended September 30, 2006, which was filed with the Securities and Exchange Commission on January 29, 2007;

              o Our Definitive Proxy Statement for our 2007 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on February 2, 2007; and

              o Our Quarterly Report on Form 10-Q for our fiscal quarter ended December 31, 206, which was filed with the Securities and Exchange Commission on February 9, 2007

         The information contained in the reports included in this prospectus supplement is dated as of the respective period of such reports. This prospectus supplement should be read in conjunction with the original prospectus dated June 8, 2006, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the original prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the original prospectus, including any supplements or amendments thereto.

         If the information in this Prospectus Supplement is inconsistent with the information contained in the Prospectus or in the proxy statements or other documents previously filed with the Securities and Exchange Commission (collectively, the "SEC Reports") incorporated by reference in the Prospectus or delivered in connection therewith, the Prospectus and/or any SEC Report, as applicable, shall be deemed superseded by this Prospectus Supplement.

         This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

         The selling shareholders may sell the shares covered by this prospectus from time to time through various means (e.g., in ordinary brokerage transactions, directly to market makers of our shares, in negotiated transactions or otherwise, at prevailing market prices) and may engage brokers or dealers to sell the shares. The selling shareholders and any underwriters, agents, brokers or dealers through or to whom these shares of common stock may be sold may be deemed "underwriters" of the shares within the meaning of the Securities Act of 1933, as amended, in which event all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed to be "underwriting compensation." If required, the selling shareholders will disclose the names of any underwriter(s), applicable commissions or discounts, and any other required information with respect to any particular sales in an accompanying prospectus supplement.

         We will pay the expenses related to the registration of the shares covered by this prospectus. The selling shareholders will pay commissions and selling expenses, if any, incurred by them.

         Our shares of common stock are listed for trading on the Nasdaq National Market under the symbol "ZOLT." On February 13, 2007, the last reported sale price of our common stock on the Nasdaq National Market was $30.58 per share.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS DATED JUNE 8, 2006.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is February 14, 2007

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 10-K/A
                               (Amendment No. 1)



                 Annual Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

For the fiscal year ended September 30, 2006      Commission File Number 0-20600


                            ZOLTEK COMPANIES, INC.
            (Exact name of registrant as specified in its charter)


                Missouri                                43-1311101
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)


 3101 McKelvey Road, St. Louis, Missouri                     63044
(Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code: (314) 291-5110

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: Common Stock, par value $.01
                                                            (Title of class)


         Indicate by check mark if the registrant is a well-known seasoned
issuer, as defined in Rule 405 of the Securities Act.   Yes   .  No  X .
                                                           ---      ---

         Indicate by check mark if the registrant is not required to file
reports pursuant to Section 13 or Section 15(d) of the Act.    Yes   .  No  X .
                                                                  ---      ---

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days. Yes  X .  No    .
                                                   ---      ---

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ].

         Indicate by check mark whether the registrant is a shell company (as
defined in Rule 12b-2 of the Exchange Act). Yes   .  No  X .
                                               ---      ---

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act. (check one):
  Large Accelerated Filer     Accelerated Filer  X    Non-Accelerated Filer
                         ---                    ---                         ---

         State the aggregate market value of the voting stock held by non-affiliates of the registrant as of March 31, 2006: approximately $367,500,000.

         Indicate the number of shares outstanding of each of the registrant's classes of common stock as of December 27, 2006: 26,970,642 shares of Common Stock, par value $.01 per share.

         DOCUMENTS INCORPORATED BY REFERENCE

         NONE.

                               EXPLANATORY NOTE

         This Amendment No. 1 on Form 10-K/A amends the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as originally filed on December 27, 2006, and is being filed solely for the purpose of amending portions of Part III and Item 15 "Exhibits, Financial Statement Schedules of Part IV" to include certain information required therein in lieu of incorporating such information by reference from the definitive proxy statement for its 2007 Annual Meeting of Shareholders.



------------------------------------------------------------------------------

                                   PART III


Item 10.  Directors and Executive Officers of the Registrant
-------   --------------------------------------------------

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The name, age, principal occupation or position and other directorships with respect to each current director of the Company and each person expected to be nominated for election as a director at the Company's 2007 Annual Meeting of Shareholders is set forth below:

CLASS II - TERM EXPIRING IN 2007; NOMINATED FOR ELECTION FOR A TERM OF THREE YEARS EXPIRING IN 2010

         James W. Betts, age 69, has served as a Director of the Company since 1992. In 2000, he retired as Vice President Raw Materials of Great Lakes Carbon Corp. (a producer of carbon products) in which capacity he had served for more than the preceding five years.

CLASS II - NOMINATED FOR ELECTION FOR A TERM OF THREE YEARS EXPIRING IN 2010

         Michael D. Latta, age 65, serves as Chairman of the Board of Universe Corporation (a construction engineering and materials distributor) and Chairman of the Board of Res Q Tek, Inc. (a manufacturer of hydraulic and pneumatic rescue equipment). He has served in these positions respectively from 1997 and 1995. Prior to 1995 he was President of Safety Equipment (a manufacturer of emergency vehicle warning equipment) from its founding in 1974.

         George E. Husman, age 61, has been appointed Chief Technology Officer of the Company effective February 1, 2007. Prior to joining the Company, Mr. Husman was the Associate Director for Engineering Research at the University of Alabama at Birmingham since 2004. From 1993 to 2004, Mr. Husman served as the Vice President, Engineering Division, at the Southern Research Institute in Birmingham, Alabama. Prior to 1993, Mr. Husman spent 18 years at the Materials Directorate at Wright-Patterson Air Force Base in various research and management positions, and held various positions with BASF Structural Materials, Inc., including Vice President for Business Development and Vice President for Research & Development.

CLASS III - TERM EXPIRING IN 2008

         Zsolt Rumy, age 64, is the founder of the Company and has served as its Chairman, Chief Executive Officer and President and as a Director since 1975. Prior to founding the Company, Mr. Rumy served as Process Engineer and Industrial Marketing Manager for Monsanto Company, Accounts Manager for General Electric Company and Technical Sales Representative for W.R. Grace Company.

         Charles A. Dill, age 67, has served as a Director of the Company since 1992. He is currently a Principal of Two Rivers Associates, LLC, a private equity firm, which is the successor to Gateway Associates, LP, where Mr. Dill was a General Partner since 1995. He served as Chief Executive Officer of Bridge Information Systems, Inc. (a provider of online data and trading systems to institutional investors) from 1990 to 1995. Mr. Dill was President of AVX Corporation (a NYSE-listed manufacturer of electronic components) from 1987 to 1990, after spending his earlier career in a number of executive positions with Emerson Electric. Mr. Dill serves as a Director of Stifel Financial Corp., the parent of Stifel, Nicolaus & Company (a securities brokerage and investment banking firm) and TransAct Technologies (a manufacturer of transaction-based printers), as well as several private companies.

CLASS I - TERM EXPIRING IN 2009

         Linn H. Bealke, age 62, has served as a Director of the Company since 1992. For more than five years prior to October 2002, he was President and Director of Mississippi Valley Bancshares, Inc. (a bank holding company) and Vice Chairman of Southwest Bank of St. Louis (a commercial bank). In October 2002, Mississippi Valley Bancshares, Inc. was merged into Marshall and Ilsley Corporation. Mr. Bealke continued to serve as Vice Chairman of Southwest Bank of St. Louis until his retirement in December 2004.

         John L. Kardos, age 67, has served as a Director of the Company since 1992. For more than the six years before his retirement in May 2005, he was Lopata Professor of Chemical Engineering at Washington University, St. Louis, Missouri. He currently holds the position of Professor Emeritus. From fiscal 2000 to the present, Dr. Kardos has served as a consultant to the Company on a part-time basis to assist the Company in evaluating technology matters. From 1971 to 1991, he was Chairman of the Graduate Program in Materials Science and Engineering and Director of the Materials Research Laboratory of Washington University. He also served as Chairman of the Department of Chemical Engineering of Washington University from 1991 to 1998.

         For information regarding the executive officers of the Company, please see Item 4A of Part 1 of this report.

BOARD OF DIRECTORS AND COMMITTEES

         During the fiscal year ended September 30, 2006, the Board of Directors of the Company met seven times. The Board has determined that each of Messrs. Bealke, Betts and Dill and Dr. Kardos qualify as independent directors in accordance with the listing standards and rules of the Nasdaq Stock Market, Inc. ("Nasdaq"). The Board has a standing Audit Committee and Compensation Committee. Each director attended not less than 75% or more of the aggregate number of meetings of the Board of Directors and committees of which such director was a member during fiscal 2006. It is the Company's policy to strongly encourage its Board members to attend the annual meeting of shareholders. At the last Annual Meeting, all of the directors were in attendance.

         The members of the Audit Committee are Messrs. Betts and Dill, all of whom are considered independent under the listing standards of Nasdaq. Mr. Dill serves as the Audit Committee's financial expert. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews the scope of the Company's engagement of its independent public accountant and their reports. The Audit Committee also meets with the financial staff of the Company to review accounting procedures and reports. It is anticipated that Mr. Latta will be appointed to the Audit Committee effective as of his election as a Director at the Company's 2007 Annual Meeting of Shareholders. Mr. Latta is considered independent under the listing standards and rules of Nasdaq. The Audit Committee met four times in fiscal 2006.

         The Compensation Committee is comprised of Messrs. Betts and Dill, each of whom is considered independent under the listing standards of Nasdaq. The Compensation Committee is authorized to review and make recommendations to the Board of Directors regarding the salaries and bonuses to be paid executive officers and to administer the Company's Long Term Incentive Plan. Members of the Compensation Committee met one time in fiscal 2006 and consulted informally with each other and with members of management from time to time in fiscal 2006.

         Nominees for director are recommended for selection by the Board of Directors by a majority of the independent directors. In light of the number of independent directors and the lack of nominations by shareholders in the past, the Board of Directors has not adopted a formal nominating committee or nominating committee charter. The independent directors will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director at a shareholders meeting must submit a proposal as described under "Proposals of Shareholders" and furnish certain information about the proposed nominee. The notice submission should include information on the candidate for director, including the proposed candidate's name, age, business address, residence address, principal occupation or employment for the previous five years, and class or series and number of shares of the Company's Common Stock owned beneficially or of record. In considering a potential nominee for the Board, shareholders should note that the rules of Nasdaq require that a majority of the Board of Directors be independent, as defined by Nasdaq rules. Further, the candidates should evidence: personal characteristics of the highest personal and professional ethics, integrity and values; an inquiring and independent mind and practical wisdom and mature judgment; broad training and experience at the policy-making level in business, government or community organizations; expertise that is useful to the Company and complementary to the background and experience of other Board members; willingness to devote a required amount of time to carrying out the duties and responsibilities of Board membership; commitment to serve on the Board over a period of several years to develop knowledge about the Company, its strategy and its principal operations; willingness to represent the best interests of all constituencies and objectively appraise management performance; and involvement in activities or interests that do not create a conflict with the director's responsibilities to the Company. The notice submission should be addressed to the Company's Board of Directors, c/o Zoltek Companies, Inc., 3101 McKelvey Road, St. Louis, Missouri 63044.

         Shareholders who desire to communicate with members of the Board should send correspondence addressed to Board of Directors, c/o Zoltek Companies, Inc., 3101 McKelvey Road, St. Louis, Missouri 63044. All appropriate shareholder correspondence is forwarded directly to the members of the Board of Directors. The Company does not, however, forward sales or marketing materials or correspondence not clearly identified as shareholder correspondence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's executive officers and directors, and persons who own more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. To the knowledge of management, based solely on its review of such reports furnished to the Company and written representations that no other reports were required to be filed, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended September 30, 2006.

CODE OF ETHICS

         The Company has adopted a Senior Executives Code of Ethics that applies to the Company's executive officers. The Senior Executives Code of Ethics may be obtained free of charge by sending a written request to Jill A. Schmidt, Zoltek Companies, Inc., 3101 McKelvey Road, St. Louis, Missouri 63044.

Item 11.  Executive Compensation
--------  ----------------------

DIRECTORS' FEES

         Directors who are not also employees of the Company are paid $750 per board meeting attended. In addition, each of the directors who is not also an employee of the Company (an "Eligible Director") participates in the Zoltek Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for the granting of non-qualified stock options to Eligible Directors. Under the Directors Plan, each person who is an Eligible Director on the first business day after the date of the Company's annual meeting of shareholders is granted options to acquire 7,500 shares of Common Stock. In addition, newly elected directors who are not also employees also receive an initial grant of options to purchase 7,500 at the time of their election. The Directors Plan otherwise does not establish a limit on the aggregate number of options that may be granted thereunder.

Options granted pursuant to the Directors Plan entitle the director to purchase the Company's Common Stock at a price equal to the Fair Market Value (as defined in the Directors Plan) on the date of grant. The option by its terms is not transferable by the director except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. The option is exercisable during the director's lifetime solely by the director. Each option is immediately exercisable as to any or all shares and may be exercised at any time or from time to time. Options that are outstanding and unexercised at the time the holder ceases to be a director of the Company for any reason terminate on the first to occur of the expiration date of the option or the expiration of 24 months after the date the holder ceases to be a director. Unless exercised or terminated sooner, each option expires on the tenth anniversary of the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

         For the fiscal years ended September 30, 2006, 2005 and 2004, the following table sets forth summary information concerning compensation awarded or paid to, or earned by, the Chief Executive Officer, Chief Financial Officer and former Chief Operating Officer, who were the only executive officers or former executive officers of the Company whose salary and bonus exceeded $100,000 for the fiscal year ended September 30, 2006.

                                                                          Long Term
                                                                        Compensation
                                                    Annual            ----------------
                                                Compensation            Securities
                                                ------------            Underlying
Name and Principal Position                  Year     Salary($)       Options/SARs(#)
---------------------------                  ----     ---------       ---------------
Zsolt Rumy                                   2006     $270,833               --/--
Chairman of the Board, President             2005     $225,000               --/--
and Chief Executive Officer                  2004     $225,000               --/--

Kevin Schott                                 2006     $200,000           10,000/--
Chief Financial Officer                      2005     $184,375               --/--
                                             2004     $202,083(1)        40,000/--

David Harding                                2006     $140,625               --/--
Former Chief Operating Officer(2)            2005     $131,250          100,000/--

-------------------

(1) Mr. Schott became the Company's Chief Financial Officer as of March 1, 2004; prior to that date he was a consultant for the Company. Included in his compensation for fiscal 2004 is $100,000 in fees paid to him prior to March 1, 2004.

(2) Mr. Harding's employment with the Company terminated effective January 19, 2006.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning stock option grants made in the year ended September 30, 2006, to the executive officers and former executive officers named in the Compensation of Executive Officers Table.

                                           INDIVIDUAL GRANT
                         -------------------------------------------------------     POTENTIAL REALIZABLE VALUE
                                        PERCENT OF                                    AT ASSUMED ANNUAL RATES
                          NUMBER OF    TOTAL OPTIONS                                 OF STOCK PRICE APPRECIATION
                          SECURITIES     GRANTED TO                                       FOR OPTION TERM(2)
                          UNDERLYING    EMPLOYEES IN    EXERCISE OR                  ---------------------------
                           OPTIONS         FISCAL       BASE PRICE     EXPIRATION
   NAME                  GRANTED (#)      YEAR (%)        ($/SH)         DATE(1)        5% ($)          10% ($)
   ----                  -----------      --------        ------         -------        ------          -------
Zsolt Rumy                     --            --              --             --               --               --
Kevin Schott               10,000(3)        6.5%          $8.60         12/31/2016      $54,085         $137,062
David Harding                  --            --              --             --               --               --

-------------------

(1) The options expire on the earlier of: ten years after grant; three months after termination of employment, except in the case of retirement, death or total disability; or 12 months after termination of employment in the case of retirement, death or total disability.

(2) The indicated 5% and 10% rates of appreciation are provided to comply with Securities and Exchange Commission regulations and do not necessarily reflect our views as to the likely trend in the price of the Common Stocks. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on, among other things, the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected above will be achieved. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or delayed exercisability.

(3) The options become exercisable with respect to one-half of the total option shares on October 1, 2006, and the remainder of the options become exercisable on October 1, 2007.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table sets forth information with respect to the exercise of stock options by the executive officers and former executive officer named in the Summary Compensation Table during the year ended September 30, 2006, and the number of exercisable and unexercisable stock options at September 30, 2006, as well as the value of such stock options having an exercise price lower than the closing price on September 30, 2006 ("in-the-money" options) held by the executive officers and former executive officer named in the Summary Compensation Table.

                                                                                                    VALUE OF
                                                                   NUMBER OF SECURITIES            UNEXERCISED
                                                                  UNDERLYING UNEXERCISED          IN-THE-MONEY
                                                                     OPTIONS AT FISCAL          OPTIONS AT FISCAL
                                    SHARES                             YEAR-END (#)               YEAR-END ($)
                                 ACQUIRED ON         VALUE             EXERCISABLE/               EXERCISABLE/
       NAME                      EXERCISE (#)     REALIZED ($)         UNEXERCISABLE             UNEXERCISABLE(1)
       ----                      ------------     ------------         -------------             -------------
Zsolt Rumy                         225,000        $4,656,000                -- / --                    $-- / --

Kevin Schott                        25,000          $511,350            -- / 35,000               -- / $680,150

David Harding                       37,500          $523,875                -- / --                     -- / --

-------------------

(1) Based on a price per share of $25.55, the closing price of our common stock on September 29, 2006.

Item 12.  Security Ownership of Certain Beneficial Owners and Management and
-------   ------------------------------------------------------------------
Related Stockholder Matters
---------------------------

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table includes information as to the only persons known to management of the Company to beneficially own 5% or more of the Company's outstanding Common Stock as of January 5, 2007:

                                                         Number of Shares              Percent of Outstanding
Name and Address of Beneficial Owner                   Beneficially Owned(1)               Common Stock(2)
------------------------------------                   ---------------------          ------------------------
Zsolt Rumy                                                  6,257,709(3)                        23.1%

Luxor Capital Group, L.P.                                   1,540,752(4)                         5.7%

-------------------

(1) The listed persons have sole voting and investment power with respect to the reported shares.

(2) The percentage calculation is based upon 27,015,642 shares of the Company's Common Stock that were issued and outstanding as of January 5, 2007 and the number of shares subject to options, warrants or conversion rights exercisable by such person within 60 days of January 5, 2007.

(3) The business address of Mr. Rumy is c/o Zoltek Companies, Inc., 3101 McKelvey Road, St. Louis, Missouri 63044.

(4) The information is based on a Schedule 13G, dated December 15, 2006, jointly filed by Luxor Capital Group, LP, Luxor Capital Partners, LP, LCG Select, LLC, Luxor Capital Partners Offshore, Ltd., LCG Select Offshore, Ltd, Luxor Management, LLC, LCG Holdings, LLC and Christian Leon. The business address for each of Luxor Capital Partners, LP, LCG Select, LLC, Luxor Capital Group, LP, Luxor Management LLC, LCG Holdings, LLC and Mr. Leon is 767 Fifth Avenue, 19th Floor, New York, New York 10153. The business address of each of LCG Select, LLC and Luxor Capital Partners Offshore, Ltd, is c/o M&C Corporate Services Limited, P.O. Box 309GT, Usland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

SECURITY OWNERSHIP BY MANAGEMENT

         The following table indicates, as of January 5, 2007, the beneficial ownership of the Company's Common Stock by each director of the Company, each nominee for election as a director of the Company, the executive officers and former executive officers named in the Summary Compensation Table and all directors and executive officers of the Company as a group:

                                                                     Number of Shares
Name of Beneficial Owner                                            Beneficially Owned        Percent of Class(1)
------------------------                                            ------------------        -------------------
Zsolt Rumy                                                              6,257,709                     23.1%
Kevin Schott                                                               40,000                         *
Linn H. Bealke                                                            373,615(2)                   1.3%
James W. Betts                                                             96,682(3)                      *
Charles A. Dill                                                           244,861(4)                   1.0%
John L. Kardos                                                             85,000(5)                      *
Michael D. Latta                                                           67,442                         *
George E. Husman                                                               --                         *
All directors and executive officers as a group (9 persons)             7,165,309(6)                  26.3%


                                      7



-------------------

*   Less than one percent

(1) Based upon 27,015,642 shares of the Company's Common Stock issued and outstanding as of January 5, 2007 and, for each director or executive officer or the group, the number of shares subject to options, warrants or conversion rights that may be acquired upon exercise thereof by such director or executive officer or the group within 60 days of January 5, 2007.

(2)  Includes 52,500 shares subject to presently exercisable stock options.

(3)  Includes 75,000 shares subject to presently exercisable stock options.

(4) Includes (i) 30,000 shares subject to presently exercisable stock options and (ii) an aggregate of 28,571 shares deemed to be beneficially owned by Mr. Dill by virtue of his right to convert certain convertible debentures issued by the Company into Common Stock.

(5)  Includes 75,000 shares subject to presently exercisable stock options.

(6) Includes (i) 232,500 shares subject to presently exercisable stock options and (ii) an aggregate of 28,571 shares deemed to be beneficially owned by Mr. Dill by virtue of his right to convert certain convertible debentures issued by the Company into Common Stock.

EQUITY COMPENSATION PLAN INFORMATION

         The following table shows the total number of outstanding options and shares available for future issuances of options under the Company's existing stock option plans as of September 30, 2006.

                                      EQUITY COMPENSATION PLAN INFORMATION
                                      ------------------------------------

                                                                                             NUMBER OF SECURITIES
                                                                                              REMAINING AVAILABLE
                                                                     WEIGHTED AVERAGE         FOR FUTURE ISSUANCE
                                       NUMBER OF SECURITIES TO       EXERCISE PRICE OF           UNDER EQUITY
                                       BE ISSUED UPON EXERCISE      OUTSTANDING OPTIONS       COMPENSATION PLANS
                                       OF OUTSTANDING OPTIONS          UNDER EQUITY          (EXCLUDING SECURITIES
                                         WARRANTS AND RIGHTS        WARRANTS AND RIGHTS       REFLECTED IN COLUMN)
          PLAN CATEGORY                          (#)                        ($)                       (#)
          -------------                -----------------------      -------------------      ---------------------
Equity Compensation Plans
Approved by Security Holders                552,834(1)                      $10.94                696,000(1)

Equity Compensation Plans Not
Approved by Security Holders                      -(2)                           -                      -(2)

Total                                       552,834                         $10.94                696,000

-------------------

(1) Under the Company's Directors Stock Option Plan, there is at all times reserved for issuance a number of shares of Common Stock equal to the total number of shares then issuable pursuant to all option grants which are then outstanding under such plan.

(2) The Company currently has no equity compensation plans that are not approved by security holders.

Item 13.  Certain Relationships and Related Transactions
--------  ----------------------------------------------

CERTAIN TRANSACTIONS

         In February 2003, the Company issued and sold to a group of 14 investors, including Messrs. Bealke, Dill, McDonnell (who then served as a director) and Rumy, subordinated convertible debentures in the aggregate principal amount of $8.1 million. During fiscal 2006, the Company paid interest under the convertible debentures of $76,352 to Mr. Rumy.

         During fiscal 2006, in connection with the Company's operations, the Company from time to time chartered an airplane from a corporation wholly owned by Mr. Rumy, the Chairman, President and Chief Executive Officer of the Company. The total of all such charter payments made by the Company during fiscal 2006 was $105,695.

         During fiscal 2006, Dr. Kardos, who is a director of the Company, performed various consulting services for the Company related to evaluating technology aspects of the Company's business. During fiscal 2006, the Company paid Dr. Kardos an aggregate of $92,166 for such consulting services.

         Mr. Rumy, the Chairman and Chief Executive Officer of the Company, has entered into a Continuing Limited Guaranty Agreement, dated as of December 21, 2006 (the "Limited Guaranty"), pursuant to which Mr. Rumy agreed to guarantee payment to Southwest Bank of St. Louis, the Company's primary U.S. lender (the "Bank"), of up to $10 million of the obligations of the Company to the Bank with respect to a standby letter of credit in the face amount of up to $40 million which the Bank has agreed to issue for the account of the Company and certain of its subsidiaries to secure the payment of a bond to enable the Company to continue to defend certain pending litigation. Under the terms of the Limited Guaranty, Mr. Rumy will be released in full upon either
(i) receipt by the Bank of certain documents relating to the Company's grant to the Bank of a lien on the Company's headquarters facilities and its two United States carbon fiber manufacturing facilities, or (ii) a release by the Bank of its lien on such real estate. In addition to the foregoing, pursuant to a Term Loan Promissory Note, dated as of December 21, 2006 (the "Term Loan Note"), Mr. Rumy has made a $10 million unsecured loan to the Company. The Term Loan Note is due and payable on January 2, 2008. Interest on the unpaid principal amount of the Term Loan Note is due and payable monthly in arrears commencing January 30, 2007, and bears interest at a rate per annum equal to the rate per annum then being paid by Mr. Rumy to an unaffiliated third party to obtain funds necessary for Mr. Rumy to make the loan to the Company evidenced by the Term Loan Note, subject to increase by 2% per annum from and during an event of default. The terms of the Limited Guaranty and the Term Loan Note have been approved by the Company's Board of Directors and Audit Committee.

         The Company believes that all of the transactions with affiliates set forth above were made on terms not less favorable to the Company than would have been obtained from unaffiliated third parties.

Item 14.  Principal Accountant Fees and Services
--------  --------------------------------------

PRINCIPAL AUDITORS FEES AND SERVICES

         PricewaterhouseCoopers LLP served as the Company's independent accountants for fiscal 2006. The Board of Directors has not yet appointed independent accountants to be the Company's auditors for fiscal 2007. The Company expects that the Company's auditors for fiscal 2006 will be appointed by the end of the second quarter of fiscal 2007.

         The following table displays the aggregate fees for professional audit services for the audit of the financial statements for the fiscal years ended September 30, 2006 and 2005 and fees billed for other services during those periods by PricewaterhouseCoopers LLP.

                                                                 2006            2005
                                                                 ----            ----
                      Audit fees(1)........................    $765,286       $1,097,874
                      Audit related-fees...................          --               --
                      Tax fees.............................          --               --
                      All other fees.......................                           --
                                                               --------       ----------
                      Total................................    $765,286       $1,097,874
                                                               ========       ==========

-------------------

(1) Audit fees consisted of audit work performed with respect to the Company's financial statements as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audits.

         Since the Audit Committee adopted the pre-approval policy described below, the Audit Committee pre-approved under that policy fees, which on a fiscal year basis, represented 100% of the "Audit fees" in fiscal years 2006 and 2005.

         Consistent with Securities and Exchange Commission requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Under the policy, the Committee must pre-approve services prior to commencement of the specified service. The Audit Committee periodically reviews reports summarizing the services, including fees, provided by the independent auditor; a listing of pre-approved services provided; and a current projection presented similar to that included in this proxy statement, of the estimated annual fees to be paid to the independent auditors.

                                    PART IV

Item 15.  Exhibits and Financial Statement Schedule
--------  -----------------------------------------

         (a) (1) Financial statements: The following financial statements were included in Item 8 of the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as originally filed on December 27, 2006:

                  Report of Independent Registered Public Accounting Firm

                  Consolidated Balance Sheet as of September 30, 2006
                  and 2005

                  Consolidated Statement of Operations for the years ended September 30, 2006, 2005 and 2004

                  Consolidated Statement of Changes in Shareholders' Equity for the years ended September 30, 2006, 2005 and 2004

                  Consolidated Statement of Cash Flows for the years ended September 30, 2006, 2005 and 2004

                  Notes to Consolidated Financial Statements

                  (2) The following financial statement schedule and Independent Registered Public Accounting Firm's report thereon were included in Part IV of the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as originally filed on December 27, 2006:

         Report of Independent Registered Public Accounting Firm on Financial Statement Schedule

         12-09 Valuation and Qualifying Accounts and Reserves

                      Schedules other than those listed above have been omitted because they are either not required or not applicable, or because the information is presented in the consolidated financial statements or the notes thereto.

                  (3) The following exhibits are filed herewith or incorporated by reference herein, as indicated:

         3.1 Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by this reference

         3.2 Restated By-Laws of the Registrant, as currently in effect, filed as Exhibit 3.2 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by this reference

         4.1 Form of certificate for Common Stock, filed as Exhibit 4.1 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by this reference

         4.2 Form of Warrant, dated May 11, 2001, issued to Southwest Bank of St. Louis with respect to 12,500 shares of Registrant's Common Stock is filed herewith

         4.3 Subordinated Convertible Debenture Purchase Agreement, dated as of February 13, 2003, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.1 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference

         4.4 Form of Subordinated Debenture, filed as Exhibit 4.2 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference

         4.5 Form of Warrant, filed as Exhibit 4.3 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference

         4.6 Securities Purchase Agreement, dated as of December 19, 2003, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.6 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 is incorporated herein by reference

         4.7 Form of 6% Convertible Debenture, filed as Exhibit 4.7 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 is incorporated herein by reference

         4.8 Form of Warrant, filed as Exhibit 4.8 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 is incorporated herein by reference

         4.9 Securities Purchase Agreement, dated as of March 11, 2004, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.2 to Registrant's Registration Statement on Form S-3 (Reg. No. 333-115043) is incorporated herein by reference

         4.10 Form of 6% Convertible Debenture, filed as Exhibit 4.3 to Registrant's Registration Statement on Form S-3 (Reg. No. 333-115043) is incorporated herein by reference

         4.11 Form of Warrant, filed as Exhibit 4.4 to Registrant's Registration Statement on Form S-3 (Reg. No. 333-115043) is incorporated herein by reference

         4.12 Loan and Warrant Agreement, dated as of October 14, 2004, filed as Exhibit 4.1 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference

         4.13     Security Agreement, dated as of October 14, 2004, filed as
                  Exhibit 4.3 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference

         4.14     Mortgage Agreement, dated as of October 14, 2004, filed as
                  Exhibit 4.4 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference

         4.15 Form of Warrant, filed as Exhibit 4.5 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference

         4.16 Loan and Warrant Agreement, dated as of February 9, 2005, by and among the Registrant, the Lenders and the Agent, filed as Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference

         4.17 Form of Senior Convertible Note, dated as of February 9, 2005, filed as Exhibit 4.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated Herein by reference

         4.18     Form of Warrant, dated as of February 9, 2005, filed as
                  Exhibit 4.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference

         4.19 Form of Registration Rights Agreement, dated as of February 9, 2005, filed as Exhibit 4.4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference

         4.20 Loan and Warrant Agreement, as of September 29, 2005, among the Registrant, the Lenders and the Agent, filed as Exhibit
                  4.1 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference

         4.21 Form of Note, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference

         4.22 Form of Warrant, filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference

         4.23 Registration Rights Agreement, dated as of September 30, 2005, by and among the Registrant and the Lenders parties thereto, filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference

         4.24 Waiver and Consent, dated as of February 3, 2006, by and among the Registrant and the Lender parties thereto, filed as Exhibit 4.5 to the Registrant's Current Report on Form 8-K dated February 6, 2006 and incorporated herein by reference

         4.25 Amendment No. 1 to Loan and Warrant Agreement and Registration Rights Agreement among the Registrant and the Lender parties thereto, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference

         4.26 Form of Note, filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference

         4.27 Form of Warrant, filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference

         10.1 Loan Agreement, dated December 29, 1989, by and between Zoltek Corporation and Southwest Bank of St. Louis, as amended by letter, dated August 13, 1992, filed as Exhibit
                  10.7 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by this reference

         10.2 Zoltek Companies, Inc. Long Term Incentive Plan, filed as Appendix B to Registrant's definitive proxy statement for the 1997 Annual Meeting of Shareholders is incorporated herein by this reference*

         10.3 Zoltek Companies, Inc. Amended and Restated Directors Stock Option Plan, filed as Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q dated August 13, 1999, is incorporated herein by this reference*

         10.5 Precursor Agreement, dated as of July 1, 1994, by and between Zoltek Corporation and Courtaulds Fibres Limited, filed as Exhibit 10.9 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, is incorporated herein by this reference (An application for confidential treatment has been made for a portion of
                  Exhibit 10.5.)

         10.6 Materials Supply Agreement, dated as of June 15, 1994, by and between Zoltek Companies, Inc. and The B.F. Goodrich Company, filed as Exhibit 10.10 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, is incorporated herein by this reference (An application for confidential treatment has been made for a portion of Exhibit 10.6.)

         10.8 Promissory Note, dated November 14, 1994, by and between Zoltek Corporation and Southwest Bank of St. Louis, filed as
                  Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, is incorporated herein by this reference

         10.10 Credit Agreement, dated May 11, 2001, between Southwest Bank of St. Louis and Zoltek Companies, Inc., Zoltek Corporation, Cape Composites, Inc., Engineering Technology Corporation, Zoltek Properties, Inc., and Hardcore Composites Operations, LLC, filed as Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 is incorporated herein by reference

         10.11 First Amendment to Credit Agreement, dated as of February 13, 2003, by and among Zoltek Companies, Inc., Zoltek Corporation, Cape Composites, Inc., Engineering Technology Corporation, Zoltek Properties, Inc. and Southwest Bank of St. Louis, filed as Exhibit 10.1 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference

         10.12 Zoltek Companies, Inc. 2003 Long-Term Equity Incentive Plan, filed as Appendix A to Registrant's definitive proxy statement for the 2002 Annual Meeting of Shareholders is incorporated herein by reference*

         10.14 Second Amendment to Credit Agreement, dated as of January 13, 2004, by and among Zoltek Companies, Inc., Zoltek Corporation, Cape Composites, Inc., Engineering Technology Corporation, Zoltek Properties, Inc. and Southwest Bank of St. Louis filed as Exhibit 10.14 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, is incorporated herein by this reference

         10.15 Third Amendment to Credit Agreement, dated as of December 21, 2006, by and among Zoltek Companies, Inc., Zoltek Corporation, Engineering Technology Corporation, Zoltek Properties, Inc. and Southwest Bank of St. Louis, filed as
                  Exhibit 10.4 to the Registrant's Current Report on Form 8-K dated December 21, 2006 is incorporated herein by reference.

         10.16 Amended and Restated Revolving Credit Note, dated December 21, 2006, in favor of Southwest Bank of St. Louis in the original principal amount of $6,719,770.39, filed as Exhibit
                  10.5 to the Registrant's Current Report on Form 8-K dated December 21, 2006 is incorporated herein by reference.

         10.17 Continuing Limited Guarantee Agreement, dated as of December 21, 2006, executed by Zsolt Rumy in favor of Southwest Bank of St. Louis, filed as Exhibit 10.6 to the Registrant's Current Report on Form 8-K dated December 21, 2006 is incorporated herein by reference.

         10.18 Term Loan Promissory Note, dated December 21, 2006, in favor of Zsolt Rumy in the original principal amount of $10,000,000, filed as Exhibit 10.7 to the Registrant's Current Report on Form 8-K dated December 21, 2006 is incorporated herein by reference.

         21 Subsidiaries of the Registrant filed as Exhibit 21 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 is incorporated herein by this reference

         23       Consent of PricewaterhouseCoopers LLP**

         31.1 Certification of Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended is filed herewith

         31.2 Certification of Chief Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended is filed herewith

         32.1 Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 is filed herewith

         32.2 Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 is filed herewith


-------------------
*  Management compensatory plan or arrangement
** Previously filed

                                  SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                          ZOLTEK COMPANIES, INC.
                               (Registrant)


                          By  /s/ Zsolt Rumy
                              ------------------------------------------------
                              Zsolt Rumy, Chairman of the Board, President and Chief Executive Officer

Date: January 29,  2007

                                 EXHIBIT INDEX
                                 -------------

Exhibit No.       Description
-----------       -----------

         3.1 Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by this reference

         3.2 Restated By-Laws of the Registrant, as currently in effect, filed as Exhibit 3.2 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by this reference

         4.1 Form of certificate for Common Stock, filed as Exhibit 4.1 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by this reference

         4.2 Form of Warrant, dated May 11, 2001, issued to Southwest Bank of St. Louis with respect to 12,500 shares of Registrant's Common Stock is filed herewith

         4.3 Subordinated Convertible Debenture Purchase Agreement, dated as of February 13, 2003, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.1 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference

         4.4 Form of Subordinated Debenture, filed as Exhibit 4.2 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference

         4.5 Form of Warrant, filed as Exhibit 4.3 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference

         4.6 Securities Purchase Agreement, dated as of December 19, 2003, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.6 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 is incorporated herein by reference

         4.7 Form of 6% Convertible Debenture, filed as Exhibit 4.7 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 is incorporated herein by reference

         4.8 Form of Warrant, filed as Exhibit 4.8 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 is incorporated herein by reference

         4.9 Securities Purchase Agreement, dated as of March 11, 2004, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.2 to Registrant's Registration Statement on Form S-3 (Reg. No. 333-115043) is incorporated herein by reference

         4.10 Form of 6% Convertible Debenture, filed as Exhibit 4.3 to Registrant's Registration Statement on Form S-3 (Reg. No. 333-115043) is incorporated herein by reference

         4.11 Form of Warrant, filed as Exhibit 4.4 to Registrant's Registration Statement on Form S-3 (Reg. No. 333-115043) is incorporated herein by reference

         4.12 Loan and Warrant Agreement, dated as of October 14, 2004, filed as Exhibit 4.1 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference

         4.13     Security Agreement, dated as of October 14, 2004, filed as
                  Exhibit 4.3 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference

         4.14     Mortgage Agreement, dated as of October 14, 2004, filed as
                  Exhibit 4.4 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference

         4.15 Form of Warrant, filed as Exhibit 4.5 to Registrant's Current Report on Form 8-K dated October 19, 2004 is incorporated herein by reference

         4.16 Loan and Warrant Agreement, dated as of February 9, 2005, by and among the Registrant, the Lenders and the Agent, filed as Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference

         4.17 Form of Senior Convertible Note, dated as of February 9, 2005, filed as Exhibit 4.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated Herein by reference

         4.18     Form of Warrant, dated as of February 9, 2005, filed as
                  Exhibit 4.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference

         4.19 Form of Registration Rights Agreement, dated as of February 9, 2005, filed as Exhibit 4.4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference

         4.20 Loan and Warrant Agreement, as of September 29, 2005, among the Registrant, the Lenders and the Agent, filed as Exhibit
                  4.1 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference

         4.21 Form of Note, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference

         4.22 Form of Warrant, filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference

         4.23 Registration Rights Agreement, dated as of September 30, 2005, by and among the Registrant and the Lenders parties thereto, filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference

         4.24 Waiver and Consent, dated as of February 3, 2006, by and among the Registrant and the Lender parties thereto, filed as Exhibit 4.5 to the Registrant's Current Report on Form 8-K dated February 6, 2006 and incorporated herein by reference

         4.25 Amendment No. 1 to Loan and Warrant Agreement and Registration Rights Agreement among the Registrant and the Lender parties thereto, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference

         4.26 Form of Note, filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference

         4.27 Form of Warrant, filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference

         10.1 Loan Agreement, dated December 29, 1989, by and between Zoltek Corporation and Southwest Bank of St. Louis, as amended by letter, dated August 13, 1992, filed as Exhibit
                  10.7 to Registrant's Registration Statement on Form S-1 (Reg. No. 33-51142) is incorporated herein by this reference

         10.2 Zoltek Companies, Inc. Long Term Incentive Plan, filed as Appendix B to Registrant's definitive proxy statement for the 1997 Annual Meeting of Shareholders is incorporated herein by this reference*

         10.3 Zoltek Companies, Inc. Amended and Restated Directors Stock Option Plan, filed as Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q dated August 13, 1999, is incorporated herein by this reference*

         10.5 Precursor Agreement, dated as of July 1, 1994, by and between Zoltek Corporation and Courtaulds Fibres Limited, filed as Exhibit 10.9 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, is incorporated herein by this reference (An application for confidential treatment has been made for a portion of
                  Exhibit 10.5.)

         10.6 Materials Supply Agreement, dated as of June 15, 1994, by and between Zoltek Companies, Inc. and The B.F. Goodrich Company, filed as Exhibit 10.10 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1994, is incorporated herein by this reference (An application for confidential treatment has been made for a portion of Exhibit 10.6.)

         10.8 Promissory Note, dated November 14, 1994, by and between Zoltek Corporation and Southwest Bank of St. Louis, filed as
                  Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, is incorporated herein by this reference

         10.10 Credit Agreement, dated May 11, 2001, between Southwest Bank of St. Louis and Zoltek Companies, Inc., Zoltek Corporation, Cape Composites, Inc., Engineering Technology Corporation, Zoltek Properties, Inc., and Hardcore Composites Operations, LLC, filed as Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 is incorporated herein by reference

         10.11 First Amendment to Credit Agreement, dated as of February 13, 2003, by and among Zoltek Companies, Inc., Zoltek Corporation, Cape Composites, Inc., Engineering Technology Corporation, Zoltek Properties, Inc. and Southwest Bank of St. Louis, filed as Exhibit 10.1 to Registrant's Current Report on Form 8-K dated February 18, 2003 is incorporated herein by reference

         10.12 Zoltek Companies, Inc. 2003 Long-Term Equity Incentive Plan, filed as Appendix A to Registrant's definitive proxy statement for the 2002 Annual Meeting of Shareholders is incorporated herein by reference*

         10.14 Second Amendment to Credit Agreement, dated as of January 13, 2004, by and among Zoltek Companies, Inc., Zoltek Corporation, Cape Composites, Inc., Engineering Technology Corporation, Zoltek Properties, Inc. and Southwest Bank of St. Louis filed as Exhibit 10.14 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, is incorporated herein by this reference

         10.15 Third Amendment to Credit Agreement, dated as of December 21, 2006, by and among Zoltek Companies, Inc., Zoltek Corporation, Engineering Technology Corporation, Zoltek Properties, Inc. and Southwest Bank of St. Louis, filed as
                  Exhibit 10.4 to the Registrant's Current Report on Form 8-K dated December 21, 2006 is incorporated herein by reference.

         10.16 Amended and Restated Revolving Credit Note, dated December 21, 2006, in favor of Southwest Bank of St. Louis in the original principal amount of $6,719,770.39, filed as Exhibit
                  10.5 to the Registrant's Current Report on Form 8-K dated December 21, 2006 is incorporated herein by reference.

         10.17 Continuing Limited Guarantee Agreement, dated as of December 21, 2006, executed by Zsolt Rumy in favor of Southwest Bank of St. Louis, filed as Exhibit 10.6 to the Registrant's Current Report on Form 8-K dated December 21, 2006 is incorporated herein by reference.

         10.18 Term Loan Promissory Note, dated December 21, 2006, in favor of Zsolt Rumy in the original principal amount of $10,000,000, filed as Exhibit 10.7 to the Registrant's Current Report on Form 8-K dated December 21, 2006 is incorporated herein by reference.

         21 Subsidiaries of the Registrant filed as Exhibit 21 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 is incorporated herein by this reference

         23       Consent of PricewaterhouseCoopers LLP**

         31.1 Certification of Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended is filed herewith

         31.2 Certification of Chief Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended is filed herewith

         32.1 Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 is filed herewith

         32.2 Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 is filed herewith


-------------------
*   Management compensatory plan or arrangement
** Previously filed

                          SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. )


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]


Check the appropriate box:


[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(3)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           ZOLTEK COMPANIES, INC.
              (Name of Registrant as Specified in Its Charter)


              THE BOARD OF DIRECTORS OF ZOLTEK COMPANIES, INC.
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

                  1) Title of each class of securities to which transaction
                     applies: N/A

                  2) Aggregate number of securities to which transaction
                     applies: N/A

                  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:  N/A

                  4) Proposed maximum aggregate value of transaction: N/A

                  5) Total fee paid: N/A

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  1) Amount Previously Paid: N/A

                  2) Form, Schedule or Registration Statement No.: N/A

                  3) Filing Party: N/A

                  4) Date Filed: N/A

                                                                 [ZOLTEK logo]










                               February 2, 2007



DEAR FELLOW SHAREHOLDERS:

                  Our Annual Meeting of Shareholders will be held at the Hilton St. Louis Frontenac, 1335 South Lindbergh Boulevard, St. Louis, Missouri at 10:00 a.m., local time, on Wednesday, February 21, 2007. The Meeting will be held in the Ambassadeur Ballroom with complimentary parking and entrance available behind the hotel. The Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy Card which accompany this letter outline fully matters on which action is expected to be taken at the Annual Meeting.

                  We cordially invite you to attend the Annual Meeting. Please RSVP to 314-291-5110 if you plan to attend the meeting. Even if you plan to be present at the meeting, we request that you date, sign and return the enclosed Proxy Card in the envelope provided so that your shares will be represented. The mailing of an executed Proxy Card will not affect your right to vote in person should you later decide to attend the Annual Meeting.

                                        Sincerely,

                                        /s/ Zsolt Rumy

                                        ZSOLT RUMY
                                        Chairman of the Board, President,
                                          Chief Executive Officer and Secretary




Zoltek Companies, Inc. o  3101 McKelvey Rd. o  St. Louis, Missouri 63044 (USA)
o  314/291-5110 o  314/291-8536

                            ZOLTEK COMPANIES, INC.
                              3101 MCKELVEY ROAD
                           ST. LOUIS, MISSOURI 63044


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD FEBRUARY 21, 2007

Dear Shareholder:

                  The Annual Meeting of Shareholders of Zoltek Companies, Inc. (the "Company") will be held at the Hilton St. Louis Frontenac, 1335 South Lindbergh Boulevard, St. Louis, Missouri on Wednesday, February 21, 2007, at 10:00 a.m., local time, for the following purposes:

                  1. To elect three Class II directors to hold office for a term of three years.

                  2. To approve the possible issuance of shares of the Company's Common Stock upon conversion or exercise of securities issued in Company's private placements in May 2006, July 2006, October 2006 and December 2006 of an aggregate of up to $30.0 million purchase amount of senior secured convertible notes and warrants to certain institutional investors in the Company.

                  3. To transact any and all other business that may properly come before the meeting or any adjournment thereof.

                  These items are more fully described in the accompanying Proxy Statement, which is hereby made a part of this Notice. Only shareholders of record of the Company at the close of business on January 5, 2007 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

                                       By order of the Board of Directors,

                                       /s/ Zsolt Rumy

                                       ZSOLT RUMY
                                       Chairman of the Board, President,
                                        Chief Executive Officer and Secretary

February 2, 2007

                            ZOLTEK COMPANIES, INC.
                              3101 MCKELVEY ROAD
                           ST. LOUIS, MISSOURI 63044


                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD FEBRUARY 21, 2007

                               -----------------

                              GENERAL INFORMATION

                  This Proxy Statement is furnished to the shareholders of ZOLTEK COMPANIES, INC. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the Hilton St. Louis Frontenac, 1335 South Lindbergh Boulevard, St. Louis, Missouri at 10:00 a.m., local time, on Wednesday, February 21, 2007, and at all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the preceding Notice of Annual Meeting of Shareholders.

                  This Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy Card were first mailed to the shareholders of the Company on or about February 2, 2007.

                  The proxy reflected on the accompanying Proxy Card is being solicited by the Board of Directors of the Company. A proxy may be revoked at any time before it is voted by filing a written notice of revocation or a later-dated Proxy Card with the Secretary of the Company at the principal offices of the Company or by attending the Annual Meeting and voting the shares in person. Attendance alone at the Annual Meeting will not of itself revoke a proxy. Proxy Cards that are properly executed, timely received and not revoked will be voted in the manner indicated thereon at the Annual Meeting and any adjournment thereof.

                  The Company will bear the entire expense of soliciting proxies. Proxies will be solicited by mail initially. The directors, executive officers and employees of the Company also may solicit proxies personally or by telephone or other means but such persons will not be specially compensated for such services. Certain holders of record, such as brokers, custodians and nominees, are being requested to distribute proxy materials to beneficial owners and will be reimbursed by the Company for their reasonable expenses incurred in sending proxy materials to beneficial owners.

                  Only shareholders of record at the close of business on January 5, 2007 are entitled to notice of, and to vote at, the Annual Meeting. On such date, there were 27,015,642 shares of the Company's common stock, $.01 par value ("Common Stock"), issued and outstanding.

                  Each outstanding share of the Company's Common Stock is entitled to one vote on each matter to be acted upon at the Annual Meeting. A quorum is required for votes taken at the Annual Meeting to be valid. A quorum will be attained if holders of a majority of the Common Stock issued and outstanding on the record date are represented at the Annual Meeting in person or by proxy. After a quorum has been established, the three nominees receiving the most votes will be elected directors. After a quorum has been established, the vote of the holders of a majority of the Common Stock represented at the meeting in person or by proxy shall be required for the approval of the proposal for the possible issuance of more than 20% of the Company's Common Stock to certain institutional investors in connection with the Company's private placements in May 2006, July 2006, October 2006 and December 2006, as more fully described in Item 2 herein. Except as otherwise required by the Company's Restated

Articles of Incorporation or applicable law, approval of any other matter submitted for a vote of the shareholders at the Annual Meeting requires the vote of the holders of a majority of the Common Stock represented in person or by proxy at the meeting.

                  Shares subject to abstentions will be treated as shares that are represented at the Annual Meeting for purposes of determining the presence of a quorum but as unvoted for purposes of determining the base number of shares voting on a particular proposal. Accordingly, abstentions will have the same effect as a vote withheld on the election of directors or on other matters proposed to be submitted to the shareholders for a vote, as the case may be. If a broker or other nominee holder indicates on the Proxy Card that it does not have discretionary authority to vote the shares it holds of record on a proposal, those shares will not be treated as voted for purposes of determining the approval of the shareholders on a particular proposal.


                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

                  The following table includes information as to the only persons known to management of the Company to beneficially own 5% or more of the Company's outstanding Common Stock as of January 5, 2007:

                                                         Number of Shares              Percent of Outstanding
Name and Address of Beneficial Owner                   Beneficially Owned(1)               Common Stock(2)
------------------------------------                   ---------------------           ----------------------
Zsolt Rumy                                                  6,257,709(3)                        23.1%

Luxor Capital Group, L.P.                                   1,540,752(4)                         5.7%

-----------------------------------

(1) The listed persons have sole voting and investment power with respect to the reported shares.

(2) The percentage calculation is based upon 27,015,642 shares of the Company's Common Stock that were issued and outstanding as of January 5, 2007 and the number of shares subject to options, warrants or conversion rights exercisable by such person within 60 days of January 5, 2007.

(3) The business address of Mr. Rumy is c/o Zoltek Companies, Inc., 3101 McKelvey Road, St. Louis, Missouri 63044.

(4) The information is based on a Schedule 13G, dated December 15, 2006, jointly filed by Luxor Capital Group, LP, Luxor Capital Partners, LP, LCG Select, LLC, Luxor Capital Partners Offshore, Ltd., LCG Select Offshore, Ltd, Luxor Management, LLC, LCG Holdings, LLC and Christian Leon. The business address for each of Luxor Capital Partners, LP, LCG Select, LLC, Luxor Capital Group, LP, Luxor Management LLC, LCG Holdings, LLC and Mr. Leon is 767 Fifth Avenue, 19th Floor, New York, New York 10153. The business address of each of LCG Select, LLC and Luxor Capital Partners Offshore, Ltd, is c/o M&C Corporate Services Limited, P.O. Box 309GT, Usland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

                         ITEM 1. ELECTION OF DIRECTORS

                  Three individuals will be elected at the Annual Meeting to serve as Class II directors of the Company for a term of three years. The three nominees receiving the greatest number of votes at the Annual Meeting will be elected. Shareholders do not have the right to cumulate votes in the election of directors.

                  The persons named as proxies on the accompanying Proxy Card intend to vote all duly executed proxies received by the Board of Directors for the election of James W. Betts, Michael D. Latta and George E. Husman as Class II directors, except as otherwise directed by the shareholder on the Proxy Card. Mr. Betts is currently a director of the Company. If for any reason Mr. Betts, Mr. Latta or Mr. Husman becomes unavailable for election, which is not now anticipated, the persons named in the accompanying Proxy Card will vote for such substitute nominee as is designated by the Board of Directors.

                  The Board of Directors recommends a vote "FOR" the election of James W. Betts, Michael D. Latta and George E. Husman as Class II directors.

                  The name, age, principal occupation or position and other directorships with respect to Mr. Betts, Mr. Latta and Mr. Husman and the other directors whose terms of office will continue after the Annual Meeting is set forth below.

      CLASS II - TO BE ELECTED FOR A TERM OF THREE YEARS EXPIRING IN 2010

                  James W. Betts, age 69, has served as a Director of the Company since 1992. In 2000, he retired as Vice President Raw Materials of Great Lakes Carbon Corp. (a producer of carbon products) in which capacity he had served for more than the preceding five years.

                  Michael D. Latta, age 65, serves as Chairman of the Board of Universe Corporation (a construction engineering and materials distributor) and Chairman of the Board of Res Q Tek, Inc. (a manufacturer of hydraulic and pneumatic rescue equipment). He has served in these positions respectively from 1997 and 1995. Prior to 1995 he was President of Safety Equipment (a manufacturer of emergency vehicle warning equipment) from its founding in 1974.

                  George E. Husman, age 61, has been appointed Chief Technology Officer of the Company effective February 1, 2007. Prior to joining the Company, Mr. Husman was the Associate Director for Engineering Research at the University of Alabama at Birmingham since 2004. From 1993 to 2004, Mr. Husman served as the Vice President, Engineering Division, at the Southern Research Institute in Birmingham, Alabama. Prior to 1993, Mr. Husman spent 18 years at the Materials Directorate at Wright-Patterson Air Force Base in various research and management positions, and held various positions with BASF Structural Materials, Inc., including Vice President for Business Development and Vice President for Research & Development.

                 CLASS III - TO CONTINUE IN OFFICE UNTIL 2008

                  Zsolt Rumy, age 64, is the founder of the Company and has served as its Chairman, Chief Executive Officer and President and as a Director since 1975. Prior to founding the Company, Mr. Rumy served as Process Engineer and Industrial Marketing Manager for Monsanto Company, Accounts Manager for General Electric Company and Technical Sales Representative for W.R. Grace Company.

                  Charles A. Dill, age 67, has served as a Director of the Company since 1992. He is currently a Principal of Two Rivers Associates, LLC, a private equity firm, which is the successor to Gateway Associates, LP, where Mr. Dill was a General Partner since 1995. He served as Chief Executive Officer of Bridge Information Systems, Inc. (a provider of online data and trading systems to institutional investors) from 1990 to 1995. Mr. Dill was President of AVX Corporation (a NYSE-listed manufacturer of electronic components) from 1987 to 1990, after spending his earlier career in a number of executive positions with Emerson Electric. Mr. Dill serves as a Director of Stifel Financial Corp., the parent of Stifel, Nicolaus & Company (a securities brokerage and investment banking firm) and TransAct Technologies (a manufacturer of transaction-based printers), as well as several private companies.

                  CLASS I - TO CONTINUE IN OFFICE UNTIL 2009

                  Linn H. Bealke, age 62, has served as a Director of the Company since 1992. For more than five years prior to October 2002, he was President and Director of Mississippi Valley Bancshares, Inc. (a bank holding company) and Vice Chairman of Southwest Bank of St. Louis (a commercial bank). In October 2002, Mississippi Valley Bancshares, Inc. was merged into Marshall and Ilsley Corporation. Mr. Bealke continued to serve as Vice Chairman of Southwest Bank of St. Louis until his retirement in December 2004.

                  John L. Kardos, age 67, has served as a Director of the Company since 1992. For more than the six years before his retirement in May 2005, he was Lopata Professor of Chemical Engineering at Washington University, St. Louis, Missouri. He currently holds the position of Professor Emeritus. From fiscal 2000 to the present, Dr. Kardos has served as a consultant to the Company on a part-time basis to assist the Company in evaluating technology matters. From 1971 to 1991, he was Chairman of the Graduate Program in Materials Science and Engineering and Director of the Materials Research Laboratory of Washington University. He also served as Chairman of the Department of Chemical Engineering of Washington University from 1991 to 1998.

                       BOARD OF DIRECTORS AND COMMITTEES


                  During the fiscal year ended September 30, 2006, the Board of Directors of the Company met seven times. The Board has determined that each of Messrs. Bealke, Betts and Dill and Dr. Kardos qualify as independent directors in accordance with the listing standards and rules of the Nasdaq Stock Market, Inc. ("Nasdaq"). The Board has a standing Audit Committee and Compensation Committee. Each director attended not less than 75% or more of the aggregate number of meetings of the Board of Directors and committees of which such director was a member during fiscal 2006. It is the Company's policy to strongly encourage its Board members to attend the annual meeting of shareholders. At the last Annual Meeting, all of the directors were in attendance.


                  The members of the Audit Committee are Messrs. Betts and Dill, all of whom are considered independent under the listing standards of Nasdaq. Mr. Dill serves as the Audit Committee's financial expert. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews the scope of the Company's engagement of its independent public accountant and their reports. The Audit Committee also meets with the financial staff of the Company to review accounting procedures and reports. The Audit Committee met four times in fiscal 2006. It is anticipated that Mr. Latta will be appointed to the Audit Committee effective as of his election as a director at the Annual Meeting. Mr. Latta is considered independent under the listing standards and rules of Nasdaq.


                  The Compensation Committee is comprised of Messrs. Betts and Dill, each of whom is considered independent under the listing standards of Nasdaq. The Compensation Committee is authorized to review and make recommendations to the Board of Directors regarding the salaries and bonuses to be paid executive officers and to administer the Company's Long Term Incentive Plan. Members of the Compensation Committee met one time in fiscal 2006 and consulted informally with each other and with members of management from time to time in fiscal 2006.

                  Nominees for director are recommended for selection by the Board of Directors by a majority of the independent directors. In light of the number of independent directors and the lack of nominations by shareholders in the past, the Board of Directors has not adopted a formal nominating committee or nominating committee charter. The independent directors will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director at a shareholders meeting must submit a proposal as described under "Proposals of Shareholders" and furnish certain information about the proposed nominee. The notice submission should include information on the candidate for director, including the proposed candidate's name, age, business address, residence address, principal occupation or employment for the previous five years, and class or series and number of shares of the Company's Common Stock owned beneficially or of record. In considering a potential nominee for the Board, shareholders should note that the rules of Nasdaq require that a majority of the Board of Directors be independent, as defined by Nasdaq rules. Further, the candidates should evidence: personal characteristics of the highest personal and professional ethics, integrity and values; an inquiring and independent mind and practical wisdom and mature judgment; broad training and experience at the policy-making level in business, government or community organizations; expertise that is useful to the Company and complementary to the background and experience of other Board members; willingness to devote a required amount of time to carrying out the duties and responsibilities of Board membership; commitment to serve on the Board over a period of several years to develop knowledge about the Company, its strategy and its principal operations; willingness to represent the best interests of all constituencies and objectively appraise management performance; and involvement in activities or interests that do not create a conflict with the director's responsibilities to the Company. The notice submission should be addressed to the Company's Board of Directors, c/o Zoltek Companies, Inc., 3101 McKelvey Road, St. Louis, Missouri 63044.

                  Shareholders who desire to communicate with members of the Board should send correspondence addressed to Board of Directors, c/o Zoltek Companies, Inc., 3101 McKelvey Road, St. Louis, Missouri 63044. All appropriate shareholder correspondence is forwarded directly to the members of the Board of Directors. The Company does not, however, forward sales or marketing materials or correspondence not clearly identified as shareholder correspondence.

                                DIRECTORS' FEES

                  Directors who are not also employees of the Company are paid $750 per board meeting attended. In addition, each of the directors who is not also an employee of the Company (an "Eligible Director") participates in the Zoltek Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for the granting of non-qualified stock options to Eligible Directors. Under the Directors Plan, each person who is an Eligible Director on the first business day after the date of the Company's annual meeting of shareholders is granted options to acquire 7,500 shares of Common Stock. In addition, newly elected directors who are not also employees also receive an initial grant of options to purchase 7,500 at the time of their election. The Directors Plan otherwise does not establish a limit on the aggregate number of options that may be granted thereunder. Options granted pursuant to the Directors Plan entitle the director to purchase the Company's Common Stock at a price equal to the Fair Market Value (as defined in the Directors Plan) on the date of grant. The option by its terms is not transferable by the director except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. The option is exercisable during the director's lifetime solely by the director. Each option is immediately exercisable as to any or all shares and may be exercised at any time or from time to time. Options that are outstanding and unexercised at the time the holder ceases to be a director of the Company for any reason terminate on the first to occur of the expiration date of the option or the expiration of 24 months after the date the holder ceases to be a director. Unless exercised or terminated sooner, each option expires on the tenth anniversary of the date of grant.

                       SECURITY OWNERSHIP BY MANAGEMENT

                  The following table indicates, as of January 5, 2007, the beneficial ownership of the Company's Common Stock by each director of the Company, each nominee for election as a director of the Company, the executive officers and former executive officers named in the Summary Compensation Table and all directors and executive officers of the Company as a group:

                                                                     Number of Shares
Name of Beneficial Owner                                            Beneficially Owned        Percent of Class(1)
------------------------                                            ------------------        -------------------
Zsolt Rumy                                                              6,257,709                     23.1%
Kevin Schott                                                               40,000                         *
Linn H. Bealke                                                            373,615(2)                   1.3%
James W. Betts                                                             96,682(3)                      *
Charles A. Dill                                                           244,861(4)                   1.0%
John L. Kardos                                                             85,000(5)                      *
Michael D. Latta                                                           67,442                         *
George E. Husman                                                               --                         *
All directors and executive officers as a group (9 persons)             7,165,309(6)                  26.3%

---------------------------------

*   Less than one percent

(1) Based upon 27,015,642 shares of the Company's Common Stock issued and outstanding as of January 5, 2007 and, for each director or executive officer or the group, the number of shares subject to options, warrants or conversion rights that may be acquired upon exercise thereof by such director or executive officer or the group within 60 days of January 5, 2007.

(2)  Includes 52,500 shares subject to presently exercisable stock options.

(3)  Includes 75,000 shares subject to presently exercisable stock options.

(4) Includes (i) 30,000 shares subject to presently exercisable stock options and (ii) an aggregate of 28,571 shares deemed to be beneficially owned by Mr. Dill by virtue of his right to convert certain convertible debentures issued by the Company into Common Stock.

(5)  Includes 75,000 shares subject to presently exercisable stock options.

(6) Includes (i) 232,500 shares subject to presently exercisable stock options and (ii) an aggregate of 28,571 shares deemed to be beneficially owned by Mr. Dill by virtue of his right to convert certain convertible debentures issued by the Company into Common Stock.

                      COMPENSATION OF EXECUTIVE OFFICERS

                  For the fiscal years ended September 30, 2006, 2005 and 2004, the following table sets forth summary information concerning compensation awarded or paid to, or earned by, the Chief Executive Officer, Chief Financial Officer and former Chief Operating Officer, who were the only executive officers or former executive officers of the Company whose salary and bonus exceeded $100,000 for the fiscal year ended September 30, 2006.

                                                                              Long Term
                                                                            Compensation
                                                   Annual                  ---------------
                                                Compensation                 Securities
                                                ------------                 Underlying
Name and Principal Position                  Year     Salary($)            Options/SARs(#)
---------------------------                  ----     ---------            ---------------
Zsolt Rumy                                   2006     $270,833                    --/--
Chairman of the Board, President             2005     $225,000                    --/--
and Chief Executive Officer                  2004     $225,000                    --/--

Kevin Schott                                 2006     $200,000                10,000/--
Chief Financial Officer                      2005     $184,375                    --/--
                                             2004     $202,083(1)             40,000/--

David Harding                                2006     $140,625                    --/--
Former Chief Operating Officer(2)            2005     $131,250               100,000/--

------------------------------------

(1) Mr. Schott became the Company's Chief Financial Officer as of March 1, 2004; prior to that date he was a consultant for the Company. Included in his compensation for fiscal 2004 is $100,000 in fees paid to him prior to March 1, 2004.

(2) Mr. Harding's employment with the Company terminated effective January 19, 2006.

                       OPTION GRANTS IN LAST FISCAL YEAR

                  The following table sets forth information concerning stock option grants made in the year ended September 30, 2006, to the executive officers and former executive officers named in the Compensation of Executive Officers Table.

                                           INDIVIDUAL GRANT
                         -------------------------------------------------------     POTENTIAL REALIZABLE VALUE
                                        PERCENT OF                                    AT ASSUMED ANNUAL RATES
                          NUMBER OF    TOTAL OPTIONS                                 OF STOCK PRICE APPRECIATION
                          SECURITIES     GRANTED TO                                       FOR OPTION TERM(2)
                          UNDERLYING    EMPLOYEES IN    EXERCISE OR                  ---------------------------
                           OPTIONS         FISCAL       BASE PRICE     EXPIRATION
   NAME                  GRANTED (#)      YEAR (%)        ($/SH)         DATE(1)        5% ($)          10% ($)
   ----                  -----------      --------        ------         -------        ------          -------
Zsolt Rumy                     --             --             --             --              --               --
Kevin Schott               10,000(3)         6.5%           $8.60       12/31/2006     $54,085         $137,062
David Harding                  --             --             --             --              --               --

----------------------------------

(1) The options expire on the earlier of: ten years after grant; three months after termination of employment, except in the case of retirement, death or total disability; or 12 months after termination of employment in the case of retirement, death or total disability.

(2) The indicated 5% and 10% rates of appreciation are provided to comply with Securities and Exchange Commission regulations and do not necessarily reflect our views as to the likely trend in the price of the Common Stocks. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on, among other things, the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected above will be achieved. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or delayed exercisability.

(3) The options become exercisable with respect to one-half of the total option shares on October 1, 2006, and the remainder of the options become exercisable on October 1, 2007.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                  The following table sets forth information with respect to the exercise of stock options by the executive officers and former executive officer named in the Summary Compensation Table during the year ended September 30, 2006, and the number of exercisable and unexercisable stock options at September 30, 2006, as well as the value of such stock options having an exercise price lower than the closing price on September 30, 2006 ("in-the-money" options) held by the executive officers and former executive officer named in the Summary Compensation Table.

                                                                                                    VALUE OF
                                                                   NUMBER OF SECURITIES            UNEXERCISED
                                                                  UNDERLYING UNEXERCISED          IN-THE-MONEY
                                                                     OPTIONS AT FISCAL          OPTIONS AT FISCAL
                                    SHARES                             YEAR-END (#)               YEAR-END ($)
                                 ACQUIRED ON         VALUE             EXERCISABLE/               EXERCISABLE/
       NAME                      EXERCISE (#)     REALIZED ($)         UNEXERCISABLE             UNEXERCISABLE(1)
       ----                      ------------     ------------         -------------             -------------
Zsolt Rumy                         225,000        $4,656,000                -- / --                   $-- / --

Kevin Schott                        25,000          $511,350            -- / 35,000              -- / $680,150

David Harding                       37,500          $523,875                -- / --                    -- / --

-------------------------
(1) Based on a price per share of $25.55, the closing price of our common stock on September 29, 2006.

                     REPORT OF THE COMPENSATION COMMITTEE
                       REGARDING EXECUTIVE COMPENSATION

                  The Company's executive compensation policy is established by the Compensation Committee of the Board of Directors and is administered by the Company's management. The Committee's compensation policies are based upon the principle that the financial rewards of the Company's executives should be aligned with the financial interests of its shareholders. In this manner, the Company seeks to meet its ultimate responsibility to its shareholders by striving to create superior long-term return on their investment through achievement of the Company's long-term strategy, earnings growth and the prudent management of the Company's business.

                  In determining the appropriate level of executive compensation in fiscal 2006, the Committee considered the Company's financial results during the period and management's continuing efforts over the past several years in achieving the Company's goal of building long-term shareholder value through the commercialization of carbon fibers. The Committee did not assign specific weights to individual factors, but rather considered all such factors as a whole. Components of the Company's executive compensation policy in fiscal 2006 consisted of base salary, non-cash benefits and long-term compensation. In determining its policy, the Committee also considered the accomplishments of management in fiscal 2006 toward the Company's long-term strategic plan.

                  The Company's long-term incentive compensation program consists of stock option grants to the Company's executives, which grants have been linked to the strategic plan to become the world's leading commercial carbon fiber producer. Each of such grants include provisions pursuant to which such options vest. During fiscal 2006, stock options were granted to new employees joining the Company as well as to existing employees.

                  In considering the advisability of paying short-term compensation for fiscal 2006, the Committee determined that, while significant contributions were made by executive management during fiscal 2006 toward the Company's strategic plan, no cash bonuses should be paid to executive officers for fiscal 2006 due to the Company's net loss for the year.

                  Mr. Rumy's base salary was $275,000 from October 1, 2001 to January 1, 2002. At Mr. Rumy's suggestion and in connection with the cost reduction initiatives recently undertaken by the Company, Mr. Rumy's annual base salary was reduced to $225,000 effective January 1, 2002 and remained at that level through most of fiscal 2006. In August 2006, the Compensation Committee increased Mr. Rumy's compensation to $500,000 per year. The Committee concluded that such increase was advisable in view of Mr. Rumy's contributions toward the Company's growth, improved results of operations and increased stock price. In addition, the Committee determined the increase would facilitate the recruitment of qualified executives who would command higher salaries than Mr. Rumy previously was paid. Mr. Rumy's base salary remains below the level which the Committee believes the Company could otherwise expect to pay for an executive of Mr. Rumy's background and responsibilities. Mr. Rumy did not receive a bonus for fiscal 2006.

                  Although the foregoing describes the Committee's current compensation policies applicable to the Company's executive officers, the Committee reserves the right to amend these policies at such times in the future and in such manner as the Committee deems necessary or advisable.

                  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits federal income tax deductions for compensation paid after 1993 to the chief executive officer and the four other most highly compensated officers of the Company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions. In making compensation decisions, the Committee will consider the net cost of compensation to the Company and whether it is practicable and consistent with other compensation objectives to qualify the Company's incentive compensation under the applicable exemption of Section 162(m). The Committee anticipates that deductibility of compensation payments will be one among a number of factors used by the Committee in ascertaining appropriate levels or modes of compensation, and the Committee will make its compensation decisions based upon an overall determination of what it believes to be in the best interests of the Company and its shareholders.

       SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                      CHARLES A. DILL     JAMES W. BETTS

                       REPORT OF THE AUDIT COMMITTEE OF
                            THE BOARD OF DIRECTORS

                  The Audit Committee of the Board of Directors (the "Audit Committee") oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee operates pursuant to a written charter which was amended and restated by the Board of Directors on December 6, 2003. The Company's independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles. The Board of Directors has determined that the members of the Audit Committee are independent within the meaning of the listing standards of Nasdaq.

                  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company's Annual Report with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee meets with the independent accountants, with and without management present, to discuss the scope and plans for the audit, results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee reviewed with the independent accountants the acceptability of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards including, but not limited to, those matters under SAS 61 (Codification of Statements on Auditing Standards). In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No.
1. The Audit Committee met four times during fiscal 2006.

                  In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2006, for filing with the Securities and Exchange Commission.

          SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                      JAMES W. BETTS     CHARLES A. DILL

                               PERFORMANCE GRAPH

                  The following Performance Graph compares the cumulative total shareholder return, including the reinvestment of dividends, on the Company's Common Stock with the cumulative return of the NASDAQ Industrial Index and the Russell 2000 Index for the five-year period from September 30, 2001 to September 30, 2006.

                              [PERFORMANCE GRAPH]


                            ASSUMES $100 INVESTED ON SEPTEMBER 30, 2001 IN
                                 ZOLTEK COMPANIES, INC. COMMON STOCK,
                                    THE NASDAQ INDUSTRIAL INDEX AND
                                        THE RUSSELL 2000 INDEX

---------------------------- ----------- ------------ ----------- ----------- ----------- -----------
                              9/30/2001    9/30/2002   9/30/2003   9/30/2004   9/30/2005   9/30/2006
---------------------------- ----------- ------------ ----------- ----------- ----------- -----------
Zoltek Companies, Inc.            100.00       62.81       98.25      315.09      461.40      896.49
----------------------------- ----------- ----------- ----------- ----------- ----------- -----------
NASDAQ Industrial Index           100.00       85.79      128.19      153.95      165.25      194.04
----------------------------- ----------- ----------- ----------- ----------- ----------- -----------
The Russell 2000 Index            100.00       89.48      120.45      141.51      164.82      179.22
----------------------------- ----------- ----------- ----------- ----------- ----------- -----------

                             CERTAIN TRANSACTIONS

                  In February 2003, the Company issued and sold to a group of 14 investors, including Messrs. Bealke, Dill, McDonnell (who then served as a director) and Rumy, subordinated convertible debentures in the aggregate principal amount of $8.1 million. During fiscal 2006, the Company paid interest under the convertible debentures of $76,352 to Mr. Rumy.

                  During fiscal 2006, in connection with the Company's operations, the Company from time to time chartered an airplane from a corporation wholly owned by Mr. Rumy, the Chairman, President and Chief Executive Officer of the Company. The total of all such charter payments made by the Company during fiscal 2006 was $105,695.

                  During fiscal 2006, Dr. Kardos, who is a director of the Company, performed various consulting services for the Company related to evaluating technology aspects of the Company's business. During fiscal 2006, the Company paid Dr. Kardos an aggregate of $92,166 for such consulting services.

                  Mr. Rumy, the Chairman and Chief Executive Officer of the Company, has entered into a Continuing Limited Guaranty Agreement, dated as of December 21, 2006 (the "Limited Guaranty"), pursuant to which Mr. Rumy agreed to guarantee payment to Southwest Bank of St. Louis, the Company's primary U.S. lender (the "Bank"), of up to $10 million of the obligations of the Company to the Bank with respect to a standby letter of credit in the face amount of up to $40 million which the Bank has agreed to issue for the account of the Company and certain of its subsidiaries to secure the payment of a bond to enable the Company to continue to defend certain pending litigation. Under the terms of the Limited Guaranty, Mr. Rumy will be released in full upon either (i) receipt by the Bank of certain documents relating to the Company's grant to the Bank of a lien on the Company's headquarters facilities and its two United States carbon fiber manufacturing facilities, or (ii) a release by the Bank of its lien on such real estate. In addition to the foregoing, pursuant to a Term Loan Promissory Note, dated as of December 21, 2006 (the "Term Loan Note"), Mr. Rumy has made a $10 million unsecured loan to the Company. The Term Loan Note is due and payable on January 2, 2008. Interest on the unpaid principal amount of the Term Loan Note is due and payable monthly in arrears commencing January 30, 2007, and bears interest at a rate per annum equal to the rate per annum then being paid by Mr. Rumy to an unaffiliated third party to obtain funds necessary for Mr. Rumy to make the loan to the Company evidenced by the Term Loan Note, subject to increase by 2% per annum from and during an event of default. The terms of the Limited Guaranty and the Term Loan Note have been approved by the Company's Board of Directors and Audit Committee.

                  The Company believes that all of the transactions with affiliates set forth above were made on terms not less favorable to the Company than would have been obtained from unaffiliated third parties.

     PROPOSAL NO. 2 - POSSIBLE ISSUANCE OF SHARES OF COMMON STOCK EQUAL TO
         MORE THAN 20% OF THE COMPANY'S OUTSTANDING COMMON STOCK UPON CONVERSION OR EXERCISE OF SECURITIES ISSUED OR ISSUABLE IN THE PRIVATE
                            PLACEMENT TRANSACTIONS

                  On September 30, 2005, the Company announced that it had entered into an agreement for the private placement of up to $50 million aggregate principal amount of 7.5% senior secured convertible notes (the "September 2005 Notes") pursuant to the terms of a Loan and Warrant Agreement, dated as of September 29, 2005 (the "Loan Agreement"), among the Company and a group of institutional investors. Under the Loan Agreement, the September 2005 Notes would be issued in up to four tranches, with the first tranche being for $5 million principal amount of notes, the second tranche for up to $15 million principal amount of notes, the third tranche for up to $20 million principal amount of notes, and the fourth tranche for up to $10 million principal amount of notes.

                  The closing of the funding of the first tranche was completed on September 30, 2005, and closing of the second tranche was completed on November 30, 2005. On February 6, 2006, the Company completed the closing of $10 million principal amount of notes pursuant to the third tranche. In connection with the closing, the institutional investors waived certain conditions in the Loan Agreement with respect to the timing of the funding of the third tranche, including the condition requiring an effective registration statement covering resale of the shares of Common Stock issuable in connection with the first tranche and the second tranche.

                  On April 28, 2006, the Company announced that it had entered into an Amendment No. 1 to Loan and Warrant Agreement and Registration Rights Agreement, dated as of April 28, 2006 (the "First Amendment'), which amended various terms of the Company's previously announced Loan Agreement. The First Amendment, among other things, provided for an additional $10 million of senior convertible notes to be issued under the Loan Agreeement, thereby permitting the Company to fund up to an additional $30 million of senior convertible notes under the Loan Agreement.

                  Under the First Amendment, the terms of the original Loan Agreement were revised to provide that the remaining $30 million of funding under the Loan Agreement will be made in two separate closings of $20 million and $10 million, respectively. The senior convertible notes issued under the Loan Agreement pursuant to the First Amendment (the "Additional September 2005 Notes") are convertible into shares of the Company's Common Stock at an intial conversion price of $25.51 per share (subject to adjustment). The Additional September 2005 Notes will mature 42 months from the closing date and bear interest, payable quarterly, at the rate of 7.5% per annum for 18 months, and therafter at LIBOR plus four percent per annum. The interest on the Additional September 2005 notes may be paid in cash or, at the Company's option, in Common Stock if certain conditions are satisfied as set forth in the Additional September 2005 Notes. If the Company chooses to pay the interest in Common Stock, the price will be based on 90% of the average of the daily volume weighted average price for the 20 days prior to the interest payment date. The Additional September 2005 Notes are secured by a pledge of certain real property and fixed assets associated with the operations of Zoltek Rt., the Compay's Hungarian subsidiary.

                  Pursuant to the First Amendment, in connection with the additional $30 million of Additional September 2005 Notes the Company issued to the investors warrants to purchase an aggregate of up to 411,611 shares of Common Stock at an initial exercise price of $28.06 per share, and up to 111,113 shares of Common Stock at an initial exercise price of $.01 per share (collectively, the "Additional September 2005 Warrants"). The Additional September 2005 warrants have five-year terms.

                  The conversion prices of the Additional September 2005 Notes and the exercise prices of the Additional September 2005 Warrants are both subject to adjustment under certain circumstances, as set forth in the Additional September 2005 Notes and the Additional September 2005 Warrants. The number of shares of Common Stock issuable under the Additional September 2005 Notes and the Additional September 2005 Warrants may be adjusted based upon the occurrences of certain events described therein such as declaration of a stock dividend, a subdivision or combination of the Company's outstanding shares of Common Stock, a reclassification of the Company's outstanding securities (including due to reorganization of the Company) or the issuance of common equity securities at a price less than the applicable conversion or exercise price.

                  The first closing under the First Amendment was completed on May 15, 2006, and on such date the Company issued to the investors $20 millon aggregate principal amount of Additional September 2005 Notes. In addition, the Company also issued to the investors Additional September 2005 Warrants to purchase up to an aggregate of 111,113 shares of Common Stock with an exercise price of $.01 per share and Additional September 2005 Warrants to purchase up to 274,406 shares of Common Stock with an exercise of $28.06 per share. The second closing under the First Amendment was completed on July 6, 2006, and on such date the Company issued to the investors $2.5 million aggregate principal amount of Additional September 2005 Notes and Additional September 2005 Warrants to purchase up to an aggregate of 34,370 shares of common stock with an exercise price of $28.06 per share. The third closing under the First Amendment was completed on October 24, 2006, and effective as of such date the Company issued to the investors $7.5 million aggregate principal amount of Additional September 2005 Notes and Additional September 2005 Warrants to purchase up to an aggregate of 102,835 shares of Common Stock with an exercise price of $28.06 per share.

                  On December 14, 2006, the Company announced that its had entered into an Amendment No. 2 to Loan and Warrant Agreement and Registration Rights Agreement, dated as of December 14, 2006 (the "Second Amendment"), which amends various terms of the Company's previously announced Loan Agreement, as amended by the First Amendment, with a group of institutional investors. Pursuant to the Second Amendment, the investors agreed to exercise certain previously issued warrants to purchase an aggregate of 827,789 shares of Common Stock. In addition, under the Second Amendment the Company issued the investors warrants to purchase additional 827,789 shares of Common Stock with an initial exercise price of $28.06 per share and a six-year term (the "December 2006 Warrants). Pursuant to the Second Amendment, the investors also agreed to waive certain penalties and defaults under the Loan Agreement and the Company agreed to file a registration statement covering the additional shares of Common Stock issuable in connection with such warrants. The exercise price of the December 2006 Warrants is subject to adjustment under certain circumstances, as set forth in the warrants. The number of shares of Common Stock issuable under the December 2006 Warrants may be adjusted based upon the occurrences of certain events may be adjusted based upon the occurrences of certain events described therein such as declaration of a stock dividend, a subdivision or combination of the Company's outstanding shares of Common Stock, a reclassification of the Company's outstanding securities (including due to reorganization of the Company) or the issuance of common equity securities at a price less than the applicable exercise price.

NASDAQ RULES

                  Nasdaq Marketplace Rule 4350 (i)(1)(D)(ii) requires shareholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance, for less than the greater of book or market value of the stock at the time of issuance (the "20% Rule"). If shareholder approval is not obtained, the issuer would not be permitted to issue any shares above the 20% threshold.

POSSIBLE ISSUANCE OF MORE THAN 20%

                  At the Company's 2006 Annual Meeting, the Company's shareholders approved the issuance of shares upon the conversion of the first and second tranches of the September 2005 Notes and the shares issuable upon exercise of the related warrants. Shareholder approval of the issuance of shares of Common Stock issuable upon the conversion of the Additional September 2005 Notes and the exercise of the Additional September 2005 Warrants and December 2006 Warrants is necessary in order to comply with the 20% Rule. Due to the similar nature of the financings under the Loan Agreement, the Nasdaq staff has advised the Company that, in the staff's view, the Company must aggregate the Additional September 2005 Notes, Additional September 2005 Warrants and December 2006 Warrants with other recent financings by the Company in determining the applicability of the 20% Rule.

                  In total, the Company may issue up to 2,816,791 shares (subject to adjustment) of Common Stock in connection with the Additional September 2005 Notes, Additional 2005 Warrants and the December 2006 Warrants, which amount assumes that all remaining interest on the Additional

September 2005 Notes is paid in shares of Common Stock, utilizing an assumed daily volume weighted average price of the Common Stock of $25.51. The 2,816,791 shares of Common Stock include:

                  o up to 1,491,747 shares of Common Stock that may be issued in connection with the Additional September 2005 Notes;

                  o up to 497,255 shares of Common Stock that may be issued in connection with the Additional September 2005 Warrants; and

                  o up to 827,789 shares of Common Stock that may be issued in connection with the December 2006 Warrants.

                  The 2,816,791 shares of Common Stock would have equaled 10.4% of the 27,015,642 outstanding shares of Common Stock on January 5, 2005.

                  The Nasdaq staff has advised the Company that, in the staff's view, the total number of shares of Common Stock that my be issued in connection with the financings described above at less than the greater of book or market value could exceed 20% of the outstanding Common Stock of the Company, therefore, shareholder approval is required pursuant to Nasdaq Marketplace Rule 4350. Pursuant to the terms of the First Amendment and the Second Amendment, the Company agreed to seek shareholder approval of the possible issuance to the investors or their transferees of shares in excess of the 20% Rule. Pursuant to the terms of the Additional September 2005 Notes, Additional September 2005 Warrants and the December 2006 Warrants, the number of shares of Common Stock which may be acquired by any individual investor is limited to an amount, when combined with all of shares of Common Stock beneficially owned by the investor and its affiliates, equal to not more than 9.9% of the total number of issued and outstanding shares of Common Stock.

                  If shareholder approval is not obtained and the 20% Rule limitation was reached, the Company would be forced to pay interest in cash, resulting in less available cash to fund its operations. Additionally, if shareholder approval is not obtained, the investors would be prohibited from converting their Additional September 2005 Notes and from exercising their Additional September 2005 Warrants and December 2006 Warrants if in doing so the 20% Rule would be violated, resulting in a likely reduction in the value of such securities. Any reduction in the value of the Company's securities may make it more difficult for the Company to raise additional financing in the future.

BOARD RECOMMENDATIONS; REASONS

                  The Board of Directors believes that it is in the Company's best interest for the investors in the September 2005 financing to be able to convert their Additional September 2005 Notes and exercise their Additional September 2005 Warrants and December 2006 Warrants, and for the Company, if it so elects, to be able to pay interest on the senior convertible notes in Common Stock for an aggregate amount of Common Stock that may exceed the Nasdaq 20% share limitation.

                  Approval of this Proposal No. 2 by the shareholders would satisfy the shareholder approval requirements of the Nasdaq Marketplace Rule 4350 for below-market issuances of 20% or more of the outstanding Common Stock or voting power of the Company.

                  Pursuant to agreements required in the September 2005 financing, members of the Company's Board of Directors, who collectively own 6,904,238 shares of the Company's Common Stock, have agreed to vote for Proposal No. 2.

                  The Board of Directors recommends that you vote FOR the proposal to approve the issuance of shares of the Company's Common Stock which may be issued pursuant to the Additional September 2005 Notes, Additional September 2005 Warrants and December 2006 Warrants described above, as required by Nasdaq Marketplace Rule 4350 for below-market issuances of 20% or more of the outstanding Common Stock or voting power of the Company. Presently, up to 2,816,791 shares of Common Stock are issuable, which amount is subject to adjustment as provided under the terms of the September 2005 Financing.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

                  The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share, which may be issued in one or more series. As of January 5, 2007, 27,015,642 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding.

COMMON STOCK

                  The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then standing for election. The Company's Restated Articles of Incorporation provide for a classified Board of Directors with three classes serving staggered three-year terms so that a maximum of one-third of the directors can be elected at any annual meeting. This provision could have the effect of delaying, deferring or preventing a change in control of the Company. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock would share ratably in all remaining assets which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

                  The Company is authorized to issue Preferred Stock which such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without further shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no present intention to issue any shares of its Preferred Stock.

DIVIDENDS

                  The Company presently intends to retain future earnings in order to provide funds for the operation and expansion of its business. Furthermore, the declaration and payment of cash dividends is prohibited without the consent of certain of the Company's lenders. Future dividends, if any, also will depend, in the discretion of the Board of Directors, on the Company's earnings, financial condition, capital requirements and other relevant factors.

SHAREHOLDER NOMINATIONS AND PROPOSALS

                  The Company's By-laws provide for advance notice requirements for shareholders' nominations and proposals at annual meetings of the Company. At annual meetings, generally shareholders may submit nominations for directors or other proposals only upon written notice to the Company not less than 30 nor more than 60 days prior to the anniversary date of the previous year's annual meeting. Notwithstanding the foregoing, in the event that less than 40 days' advance notice of an annual shareholders meeting is given, a shareholder nomination or proposal (as the case may be) must be made within ten days of the date of such notice.

TRANSFER AGENT

                  UMB Bank, N.A., St. Louis, Missouri, is the Transfer Agent and the Registrar of the Common Stock.

MISSOURI TAKEOVER STATUTES

                  Under Missouri law, a person (or persons acting as a group) who acquires 20% or more of the outstanding stock of an "issuing public corporation" will not have voting rights, unless: (i) such acquiring person satisfies certain statutory disclosure requirements, and (ii) the restoration of voting rights to such acquiring person is approved by the issuing public corporation's shareholders. Additional shareholder approval is required to restore voting rights when an acquiring person has acquired one-third and a majority, respectively, of the outstanding stock of the issuing public corporation.

                  Missouri law also regulates a broad range of "business combinations" between a "resident domestic corporation" and an "interested shareholder." "Business combination" is defined to include, among other things, mergers, consolidations, share exchanges, asset sales, issuances of stock or rights to purchase stock and certain related party transactions. "Interested shareholder" is defined as a person who: (i) beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a resident domestic corporation or (ii) is an affiliate of a resident domestic corporation and at any time within the last five years has beneficially owned 20% or more of the voting stock of such corporation. Missouri law prohibits a resident domestic corporation from engaging in a business combination with an interested shareholder for a period of five years following the date on which the person became an interested shareholder, unless the Board of Directors approved the business combination before the person became an interested shareholder. Business combinations after the five-year period following the stock acquisition date are permitted only if (i) the Board of Directors approved the acquisition of the stock prior to the acquisition date, (ii) the business combination is approved by the holders of a majority of the outstanding voting stock (other than the interested shareholder), and (iii) the consideration to be received by shareholders meets certain statutory requirements with respect to form and amount.

                  The Company believes that it is both an "issuing public corporation" and a "resident domestic corporation" subject to the Missouri takeover statutes described above. Missouri law defines each type of entity as including a Missouri corporation having: (i) one hundred or more shareholders;
(ii) its principal place of business, principal office or substantial assets in Missouri; and (iii) certain prescribed percentages of stock ownership by Missouri residents. While the Company believes it would be subject to such takeover statutes, there can be no assurance that a court of competent jurisdiction ultimately would so hold.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. To the knowledge of management, based solely on its review of such reports furnished to the Company and written representations that no other reports were required to be filed, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended September 30, 2006.

                            APPOINTMENT OF AUDITORS

                  PricewaterhouseCoopers LLP served as the Company's independent accountants for fiscal 2006. The Board of Directors anticipates that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders to respond to appropriate questions and to make a statement if they desire. The Board of Directors has not yet appointed independent accountants to be the Company's auditors for fiscal 2007. The Company expects that the Company's auditors for fiscal 2006 will be appointed by the end of the second quarter of fiscal 2007.

                  The following table displays the aggregate fees for professional audit services for the audit of the financial statements for the fiscal years ended September 30, 2006 and 2005 and fees billed for other services during those periods by PricewaterhouseCoopers LLP.

                                                                 2006             2005
                                                                 ----             ----
                      Audit fees(1)........................    $765,286       $1,097,874
                      Audit related-fees...................          --               --
                      Tax fees.............................          --               --
                      All other fees.......................                           --
                                                               --------       ----------
                      Total................................    $765,286       $1,097,874
                                                               ========       ==========

---------------------

(1) Audit fees consisted of audit work performed with respect to the Company's financial statements as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audits.

                  Since the Audit Committee adopted the pre-approval policy described below, the Audit Committee pre-approved under that policy fees, which on a fiscal year basis, represented 100% of the "Audit fees" in fiscal years 2006 and 2005.

                  Consistent with Securities and Exchange Commission requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Under the policy, the Committee must pre-approve services prior to commencement of the specified service. The Audit Committee periodically reviews reports summarizing the services, including fees, provided by the independent auditor; a listing of pre-approved services provided; and a current projection presented similar to that included in this proxy statement, of the estimated annual fees to be paid to the independent auditors.

                           PROPOSALS OF SHAREHOLDERS

                  Under applicable regulations of the Securities and Exchange Commission, all proposals of shareholders to be considered for inclusion in the proxy statement for the 2008 Annual Meeting of Shareholders must be received at the offices of the Company, c/o Zsolt Rumy, Chairman of the Board, President, Chief Executive Officer and Secretary, 3101 McKelvey Road, St. Louis, Missouri 63044 by not later than October 5, 2007. The Company's
By-Laws also prescribe certain time limitations and procedures which must be complied with for proposals of shareholders, including nominations of directors, to be considered at such annual meeting. The By-Laws of the Company provide that shareholder proposals which do not appear in the proxy statement may be considered at a meeting of shareholders only if written notice of the proposal is received by the Secretary of the Company not less than 30 and not more than 60 days before the annual meeting; provided, however, that, in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

                  Any written notice of a shareholder proposal must include the following information: (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder; and (c) as to the shareholder giving the notice, (1) the name and address of such shareholder, as it appears ion the Company's books, and (2) the class and number of shares of the Company which are owned beneficially by such shareholder.

                                 ANNUAL REPORT

                  The annual report of the Company for the fiscal year ended September 30, 2006 has simultaneously been mailed to the shareholders of the Company.

                  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2006, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (EXCLUDING EXHIBITS), MAY BE OBTAINED BY ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO JILL A. SCHMIDT, ZOLTEK COMPANIES, INC., 3101 MCKELVEY ROAD, ST. LOUIS, MISSOURI 63044, TELEPHONE NUMBER:
(314) 291-5110.

                                 OTHER MATTERS

                  The Company has adopted a Senior Executives Code of Ethics that applies to the Company's executive officers. The Senior Executives Code of Ethics may be obtained free of charge by sending a written request to Jill
A. Schmidt, Zoltek Companies, Inc., 3101 McKelvey Road, St. Louis, Missouri
63044.

                  The Board of Directors of the Company does not intend to present at the Annual Meeting any business other than that referred to in the accompanying Notice of Annual Meeting. As of the date hereof, the Board of Directors was not aware of any other matters which may properly be presented for action at the Annual Meeting. If, however, any other matters should properly come before the Annual Meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgment as to the best interest of the Company on such matters.

                                  ZSOLT RUMY
                                  Chairman of the Board, President,
                                    Chief Executive Officer and Secretary

February 2, 2007

                            ZOLTEK COMPANIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  The undersigned hereby appoints Zsolt Rumy and Kevin Schott, and each of them, with or without the other, proxies, with full power of substitution to vote, as designated below, all shares of stock that the signatory hereof is entitled to vote at the Annual Meeting of Shareholders of Zoltek Companies, Inc. to be held at the Hilton St. Louis Frontenac, Ambassadeur Ballroom, 1335 South Lindbergh Boulevard, St. Louis, Missouri on Wednesday, February 21, 2007, at 10:00 a.m., local time, and all adjournments thereof, all in accordance with and as more fully described in the Notice and accompanying Proxy Statement for such meeting, receipt of which is hereby acknowledged.

1.  ELECTION OF THREE CLASS II DIRECTORS

    [ ] FOR all nominees listed below                          [ ] WITHHOLD AUTHORITY
        (except as written to the contrary below)                  to vote for nominees as listed below

       CLASS II - JAMES W. BETTS, MICHAEL D. LATTA AND GEORGE E. HUSMAN

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
            WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

------------------------------------------------------------------------------

2. PROPOSAL TO APPROVE THE POSSIBLE ISSUANCE OF SHARES OF THE COMPANY'S COMMON STOCK UPON CONVERSION OR EXERCISE OF SECURITIES ISSUED IN THE COMPANY'S PRIVATE PLACEMENTS IN MAY 2006, JULY 2006, OCTOBER 2006 AND DECEMBER 2006 OF AN AGGREGATE OF UP TO $30.0 MILLION PRINCIPAL AMOUNT OF SENIOR SECURED CONVERTIBLE NOTES AND WARRANTS TO CERTAIN INSTITUTIONAL INVESTORS IN THE COMPANY.

    [ ] FOR                    [ ]  AGAINST                    [ ] ABSTAIN





3. IN THEIR DISCRETION, UPON ANY BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ALL ADJOURNMENTS THEREOF.

    [ ] FOR                    [ ]  AGAINST                    [ ] ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES LISTED ABOVE IN THE ELECTION OF DIRECTORS AND "FOR" APPROVAL OF PROPOSAL 2 ABOVE.

Dated this _____ day of ____________________________, 2007.

        PLEASE DATE, SIGN AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.


                                  ----------------------------------------------

                                  ----------------------------------------------
                                                 Signature

                                   Please date and sign in the exact name in which you own the Company's Common Stock. Executors, administrators, trustees and others acting in a representative or fiduciary capacity should so indicate when signing.

                                   APPENDIX

Page 11 of the proxy statement contains a Performance Graph. The information contained within the graph is presented in a tabular format immediately following the graph.

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549

                                   FORM 10-Q

(Mark one)
[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the three months ended December 31, 2006
                                            -----------------

                                      OR

[  ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
         EXCHANGE ACT OF 1934

        For the transition period from _______________ to ___________

                          Commission File No. 0-20600
                                              -------

                                 [ZOLTEK LOGO]

                            ZOLTEK COMPANIES, INC.
                            ----------------------
            (Exact name of registrant as specified in its charter)

      For the transition period from October 1, 2006 to December 31, 2006



MISSOURI                                               43-1311101
--------                                               ----------
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification No.)


3101 MCKELVEY ROAD, ST. LOUIS, MISSOURI                63044
---------------------------------------                -----
(Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code: (314) 291-5110

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  x   No
    ---     ---

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of accelerated filer and large accelerated filer in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ____   Accelerated Filer X   Non-accelerated Filer ____
                                                ---

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes      No X
    ---    ---

Indicate the number of shares outstanding of each of the registrant's classes of common stock as of the latest practicable date: As of February 9, 2007, 27,020,131 shares of Common Stock, $.01 par value, were outstanding.

                             ZOLTEK COMPANIES, INC
                                     INDEX

PART I. FINANCIAL INFORMATION
-----------------------------

Item 1. Financial Statements

   Condensed Consolidated Balance Sheets - December 31, 2006 and September
     30, 2006
   Condensed Consolidated Statements of Income - Three Months Ended
     December 31, 2006 and 2005
   Condensed Consolidated Statements of Cash Flows - Three Months Ended
     December 31, 2006 and 2005
   Notes to Condensed Consolidated Financial Statements

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations
Item 3. Quantitative and Qualitative Disclosures About Market Risk
Item 4. Controls and Procedures


PART II. OTHER INFORMATION

Item 1. Legal Proceedings

Item 6. Exhibits

SIGNATURES

EXHIBIT INDEX

PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                                                    ZOLTEK COMPANIES, INC.

                                             CONDENSED CONSOLIDATED BALANCE SHEET
                                             ------------------------------------
                                      (In thousands, except share and per share amounts)
                                                         (Unaudited)

                                                                                               DECEMBER 31,    SEPTEMBER 30,
ASSETS                                                                                            2006             2006
-----------------------------------------------------------------------------------------------------------------------------
Current assets:
     Cash and cash equivalents.................................................................$   38,876       $   10,802
     Restricted cash...........................................................................         -            6,634
     Accounts receivable, less allowance for doubtful accounts of $1,150 and
       $729, respectively......................................................................    17,159           17,009
     Inventories...............................................................................    27,832           21,721
     Other current assets......................................................................     9,050            6,915
                                                                                               ----------       ----------
          Total current assets.................................................................    92,917           63,081
Property and equipment, net....................................................................   143,878          122,284
Other assets...................................................................................     2,797            2,319
                                                                                               ----------       ----------
          Total assets.........................................................................$  239,592       $  187,684
                                                                                               ==========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------
Current liabilities:
     Current maturities of long-term debt......................................................$   12,291       $    1,365
     Trade accounts payable....................................................................    18,028           11,935
     Legal liability (see Note 9)..............................................................    21,835           21,835
     Accrued expenses and other liabilities....................................................     8,774            7,904
                                                                                               ----------       ----------
          Total current liabilities............................................................    60,928           43,039
Value of warrants and beneficial conversion feature associated with convertible debentures.....       315              903
Note payable to related party..................................................................    10,000                -
Long-term debt, less current maturities........................................................    27,049           32,002
Other long-term liabilities....................................................................       303               79
                                                                                               ----------       ----------
          Total liabilities....................................................................    98,595           76,023
                                                                                               ----------       ----------
Commitments and contingencies (see Notes 2 and 9)

Shareholders' equity:
     Preferred stock, $.01 par value, 1,000,000 shares authorized,
       no shares issued or outstanding.........................................................         -                -
     Common stock, $.01 par value, 50,000,000 shares authorized, 26,970,642 and
       25,652,982 shares issued and outstanding in 2006 and 2005, respectively.................       270              258
     Additional paid-in capital................................................................   310,800          287,299
     Accumulated deficit.......................................................................  (167,170)        (161,507)
     Accumulated other comprehensive loss......................................................    (2,903)         (14,389)
                                                                                               ----------       ----------
          Total shareholders' equity...........................................................   140,997          111,661
                                                                                               ----------       ----------
          Total liabilities and shareholders' equity ..........................................$  239,592       $  187,684
                                                                                               ==========       ==========

      The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

                                                ZOLTEK COMPANIES, INC.

                                   CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   ----------------------------------------------
                                    (Amounts in thousands, except per share data)
                                                    (Unaudited)


                                                                                     THREE MONTHS ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                         2006               2005
                                                                                         ----               ----

Net sales.............................................................................$    30,285       $    15,557
Cost of sales.........................................................................     22,434            13,027
Application and development costs.....................................................      1,592             1,078
Selling, general and administrative expenses..........................................      3,242             2,466
                                                                                      -----------       -----------
     Operating income (loss) from continuing operations...............................      3,017            (1,014)
     Other income (expense):
     Interest expense, excluding amortization of financing fees and debt discount.....     (1,060)             (786)
     Amortization of financing fees and debt discount.................................     (1,303)           (1,992)
     Warrant issuance expense.........................................................     (6,362)                -
     Gain on value of warrants and beneficial conversion feature......................        204            10,022
     Interest income..................................................................        386                 -
     Other, net.......................................................................       (274)               (5)
                                                                                      -----------       -----------
         (Loss) income from continuing operations before income taxes.................     (5,392)            6,225
Income tax expense....................................................................        203                97
                                                                                      -----------       -----------
(Loss) income from continuing operations..............................................     (5,595)            6,128
Discontinued operations:
     (Loss) income from discontinued operations, net of taxes.........................        (68)              160
                                                                                      -----------       -----------
Net (loss) income.....................................................................$    (5,663)      $     6,288
                                                                                      ===========       ===========

Net (loss) earnings per share:
     Basic (loss) earnings per share:
         Continuing operations........................................................$     (0.22)      $      0.31
         Discontinued operations......................................................      (0.00)             0.01
                                                                                      -----------       -----------
              Total...................................................................$     (0.22)      $      0.32
                                                                                      ===========       ===========
     Diluted (loss) earnings per share:
         Continuing operations........................................................$     (0.23)      $      0.02
         Discontinued operations......................................................      (0.00)             0.01
                                                                                      -----------       -----------
              Total...................................................................$     (0.23)      $      0.03
                                                                                      ===========       ===========
Weighted average common shares outstanding - basic....................................     25,945            19,918
Weighted average common shares outstanding - diluted..................................     25,961            22,385

    The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

                                                       ZOLTEK COMPANIES, INC.

                                CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                -------------------------------------------------------------------
                                                      (Amounts in thousands)
                                                            (Unaudited)

                                                             Add'l               Accumulated Other
                                                  Common    Paid-In  Accumulated   Comprehensive   Comprehensive Total Shareholders'
                                                  Stock     Capital    Deficit         Loss        Income (loss)       Equity
-----------------------------------------------------------------------------------------------------------------------------------

Balance, September 30, 2006.....................$     258  $ 287,299  $(161,507)    $ (14,389)       $       -       $ 111,661
Convertible debt converted......................        3      1,197          -             -                -           1,200
Value of warrants upon exercise.................        -        379          -             -                -             379
Value of warrants issued........................        -      6,362          -             -                -           6,362
Discount issued with warrants and beneficial
   conversion feature issued with convertible
   debt.........................................        -      2,796          -             -                -           2,796
Stock option compensation expense...............        -        117          -             -                -             117
Proceeds from exercise of warrants..............        8     12,297          -             -                -          12,305
Exercise of stock options.......................        1        353          -             -                -             354
Net loss........................................        -          -     (5,663)            -           (5,663)         (5,663)
Foreign currency translation adjustment.........        -          -          -        11,486           11,486          11,486
                                                                                                     ---------
     Comprehensive income.......................        -          -          -             -        $   5,823               -
                                                ---------  ---------  ---------     ---------        =========       ---------
Balance, December 31, 2006......................$     270  $ 310,800  $(167,170)    $  (2,903)                       $ 140,997
                                                =========  =========  =========     =========                        =========

           The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

                                               ZOLTEK COMPANIES, INC.

                                   CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   ----------------------------------------------
                                               (Amounts in thousands)
                                                     (Unaudited)

                                                                                     THREE MONTHS ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                         2006              2005
---------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net (loss) income................................................................$    (5,663)      $     6,288
     Net loss (income) from discontinued operations...................................         68              (160)
                                                                                      -----------       -----------
     Net (loss) income from continuing operations.....................................     (5,595)            6,128
     Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
         Depreciation and amortization................................................      2,010             1,447
         Amortization of financing fees and debt discount.............................      1,303             1,992
         Warrant issue expense........................................................      6,362                 -
         Gain on value of warrants and conversion feature.............................       (204)          (10,022)
         Foreign currency transaction losses..........................................        274                 -
         Stock option expense.........................................................        117                66
         Changes in assets and liabilities:
              Decrease in accounts receivable.........................................        844               528
              Increase in inventories.................................................     (5,824)           (1,611)
              Increase in prepaid expenses and other assets...........................       (923)             (110)
              Increase (decrease) in trade accounts payable...........................      4,853            (2,685)
              Decrease in accrued expenses and other liabilities......................       (488)           (1,385)
              Increase in other long-term liabilities.................................        119                 8
                                                                                      -----------       -----------
     Net cash provided by (used in) continuing operations.............................      2,848            (5,644)
     Net cash provided by (used in) discontinued operations...........................        880              (105)
                                                                                      -----------       -----------
     Net cash provided by (used in) operating activities..............................      3,728            (5,749)
                                                                                      -----------       -----------

Cash flows from investing activities:
         Purchases of property and equipment..........................................    (12,338)           (5,013)
         Change in cash restricted for letters of credit..............................      6,634                 -
                                                                                      -----------       -----------
     Net cash used in investing activities............................................     (5,704)           (5,013)
                                                                                      -----------       -----------

Cash flows from financing activities:
         Proceeds from exercise of stock options and warrants.........................     12,659                22
         Proceeds from issuance of convertible debt...................................      7,495            15,000
         Proceeds from issuance of note payable to related party......................     10,000                 -
         Payment of financing fees....................................................       (641)             (637)
         Borrowings (repayment) of notes payable and long-term debt...................        243            (3,479)
                                                                                      -----------       -----------
     Net cash provided by financing activities........................................     29,756            10,906
Effect of exchange rate changes on cash and cash equivalents..........................        293               (39)
                                                                                      -----------       -----------
Net increase in cash and cash equivalents.............................................     28,073               105
Cash and cash equivalents at beginning of period......................................     10,803               255
                                                                                      -----------       -----------
Cash and cash equivalents at end of period............................................$    38,876       $       360
                                                                                      ===========       ===========

Supplemental disclosures of cash flow information:
Net cash paid during the period for:
     Interest.........................................................................$     2,746       $     1,128
     Income taxes.....................................................................$         -       $         -
Non-cash conversion of convertible debentures.........................................$     1,200       $     6,856

      The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

                            ZOLTEK COMPANIES, INC.

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
       ----------------------------------------------------------------

1.  ORGANIZATION AND BASIS OF PRESENTATION

         Zoltek Companies, Inc. (the "Company") is a holding company, which operates through wholly-owned subsidiaries, Zoltek Corporation, Zoltek Properties, Inc., Zoltek Zrt., and Engineering Technology Corporation ("Entec Composite Machines"). Zoltek Corporation (Zoltek) develops, manufactures and markets carbon fibers and technical fibers in the United States. Carbon fibers are a low-cost but high performance reinforcement for composites used as the primary building material in everyday commercial products. Entec Composite Machines manufactures and sells filament winding and pultrusion equipment used in the production of large volume composite parts. Zoltek Zrt. manufactures and markets carbon fibers and technical fibers and manufactures precursor raw material used in production of carbon fibers.

         During the fourth quarter of fiscal 2006, the Company formally adopted a plan to discontinue and sell certain assets of its continuously extruded netting division and exit another division that manufactures thermoplastic components. These divisions were acquired as part of a strategic acquisition of other core business assets, were never part of the long-term strategy of the Company and were not expected to be profitable in the foreseeable future due to the continued pricing pressure from competitive manufacturers. The results from operations of these two division have been reclassified to discontinued operations. (See Note 4.)

         The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and the rules and regulation of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the Company's 2006 Annual Report on Form 10-K, which includes consolidated financial statements and notes thereto for the fiscal year ended September 30, 2006. In the opinion of management, all normal recurring adjustments and estimates considered necessary have been included. The results of operations of any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

         The unaudited interim condensed consolidated financial statements include the accounts and transactions of the Company and its wholly-owned subsidiaries. Adjustments resulting from the translation of financial statements of the Company's foreign subsidiaries are reflected as other comprehensive income (loss) within shareholders' equity. Gains and losses from foreign currency transactions are included in the condensed consolidated statement of operations as "Other, net." All significant inter-company transactions and balances have been eliminated in consolidation.

2.   FINANCING

Possible Bond Related to SP Systems Case

         The Company has obtained the financing to post a bond of up to $40.0 million if necessary in connection with the continuing defense of the SP Systems case. (See Note 9). The bond amount, if any, will be determined in connection with post-trial motions to reduce the amount of the judgment is granted. The Company has raised the financing which may be required for the bond with a $10.0 million loan from its U.S. bank collateralized by certain real estate of the Company at an interest rate of 7.5% with a due date of January 1, 2008, a $10.0 million loan commitment from the Company's Chief Executive Officer at 8% interest due January 2, 2008, the proceeds from the exercise of 827,789 warrants for $11.9 million by existing institutional shareholders and the remainder with the Company's cash on hand. There are no financial covenants associated with the $10.0 million loan facility with the bank or the $10.0 million loan commitment from the Company's Chief Executive Officer. Additionally, the $10.0 million term loan facility with the bank is guaranteed by the Company's Chief Executive Officer. This guarantee will remain in place until certain conditions of the credit agreement are fulfilled, primarily the delivery of appraisals and mortgages related to the real estate properties collateralized with the term loan. In view of the uncertainties regarding the timing and amount of the bond, in February 2007 the Company temporarily repaid the $10.0 million loan from the Chief Executive Officer to avoid interest payments on the idle funds and the Company has not drawn any funds available under the $10.0 million loan from its U.S. bank. The Company will re-borrow the funds when and if needed in connection with a possible bond. In connection with the exercise of the warrants mentioned above, the Company issued investors an additional 827,789 warrants with an exercise price of $28.06. The Company has recorded the entire fair value of these new warrants, $6.4 million, into expense during the first quarter of fiscal 2006.

Revolving Credit Facility

         In December 2006, the Company extended their existing line of credit until January 1, 2008. The renewal of this credit facility included an amendment which increased the amount available under the original revolving credit facility from $5.5 million to $6.7 million and established a new $10.0 million term loan, collateralized by certain properties of the Company which the Company may draw upon if and when it has to post the SP Systems bond in connection with the defense of the SP Systems litigation. The revolving credit facility has a total commitment of the lesser of (i) $6.7 million or (ii) an amount equal to a percentage of eligible accounts receivable plus a percentage of eligible inventory, which as of December 31, 2006 totaled $6.5 million. The amendment also provides that the letter of credit previously collateralized by the Company's cash and cash equivalents and presented as restricted cash in the Company's consolidated balance sheet will be collateralized by the availability under the revolving credit facility thereby eliminating the cash restriction. Accordingly, as of December 31, 2006, there is no available borrowing base under the revolving credit facility. No financial covenants currently apply to the credit facility from the U.S. bank. The subordinated debt agreements of 2004 and 2005 (see Note 2) require that the Company maintain cash plus borrowing capacity under credit facilities of at least $0.5 million, which the Company was in compliance with as of December 31, 2006.

         Certain funding sources which were expected to be utilized to fund the Company's expansion program may be utilized to finance the bond which possibly could be required to finance the bond which may be required in connection with the continuing defense of the SP Systems litigation. Accordingly, the Company may be required to seek alternative sources of funding for its expansion and such funding may be at a cost or in an amount that may limit the Company's ability to meet the expansion program's capacity objectives.

Convertible Debt

         During the quarter ended December 31, 2006, certain investors converted $1.2 million aggregate principal and interest amounts of the convertible debt privately placed in the February 2003 issuance into 342,858 shares of common stock, which was recorded into shareholders' equity. In October 2006, the Company issued convertible debentures in the aggregate principal amount of $7.5 million to institutional private equity investors. The convertible debentures have a stated maturity of 42 months and bore interest at a fixed rate of 7.5% per annum. The convertible debentures are convertible into 293,767 shares of Zoltek common stock at a conversion price of $25.51 per share. The Company also issued to the investors five-year warrants that give holders the right to purchase up to 102,835 shares of Zoltek common stock at an exercise price of $28.06 per share. The fair value of the debt discount associated with the warrants and conversion features at the time of issuance was $2.8 million and will be accreted to the debt's face value over the life of the convertible debentures.

         In September 2005, Zoltek entered into an agreement for a new financing; a convertible debenture package of up to $50 million in a private placement with a group of institutional investors. In April 2006, the Company amended the September 2005 financing package to provide for an additional $10.0 million funding. In order to match the cash needs to support the Company's planned expansion, the financing arrangements provided for the funding to occur in six separate closings discussed in the following paragraphs. These financings are collateralized by certain carbon fiber assets of the Company's Hungarian subsidiary.

         The terms of repayment for each convertible debt issuance from September 2005 through October 2006 stipulate that the Company shall pay the principal balance in ten equal quarterly installments commencing on the date fifteen months following the closing date and to continue for each of the nine quarters thereafter. As of February 8, 2006, the stock price was above the conversion price for all issuances with principal due in the upcoming year. Therefore, the Company does not anticipate that any lender will induce cash repayment in the near future.

         Each issuance of convertible debt is summarized in the table below which sets forth the significant terms of the debt, warrants and assumptions associated with valuing the conversion feature and warrants as of December 31, 2006:

                        CONVERTIBLE DEBT ISSUANCES FISCAL 2003 THROUGH FISCAL 2005
                        ----------------------------------------------------------

                                          FEBRUARY    JANUARY     MARCH    OCTOBER    FEBRUARY   SEPTEMBER
                                           2003(1)     2004       2004       2004       2005       2005(1)
                                           ----        ----       ----       ----       ----       ----
Amount of debenture (millions)..........  $8.1       $7.0       $5.75      $20.0      $20.0      $5.0
Per share conversion price on debenture.  $3.25      $5.40      $6.25      $12.00     $20.00     $12.50
Interest rate...........................  7.0%       6.0%       6.0%       7.0%       7.5%       7.5%
Term of debenture.......................  60 months  30 months  30 months  42 months  42 months  42 months
Warrants issued.........................  405,000    323,995    230,000    500,000    457,142    140,000
Term of warrants........................  60 months  48 months  48 months  72 months  48 months  60 months
Per share exercise price of warrants....  $5.00      $5.40      $7.50      $13.00     $17.50     $14.50
Fair value per warrant at issuance......  $0.93      $2.27      $5.43      $6.02      $10.47     $9.34
Value per share conversion
  feature at issuance...................  $3.11      $1.78      $5.06      $4.31      $10.47     $9.91
Stock price on date of agreement........  $1.58      $5.40      $9.53      $9.60      $16.68     $13.15
Stock volatility at issuance............  100%       50%        61%        75%        84%        205%
Dividend yield..........................  0.0%       0.0%       0.0%       0.0%       0.0%       0.0%
Risk-free interest rate at issuance.....  3.0%       2.78%      2.44%      3.71%      3.46%      4.25%
Converted...............................  Partial    Yes        Yes        Yes        Yes        Partial
Warrants exercised......................  Partial    Yes        Yes        Yes        Yes        Yes

                  CONVERTIBLE DEBT ISSUANCES FISCAL 2006 THROUGH FISCAL 2007
                  ----------------------------------------------------------

                                          DECEMBER   FEBRUARY      MAY       JULY     OCTOBER
                                            2005(1)    2006(1)    2006(1)    2006(1)   2006(1)
                                            ----       ----       ----       ----      ----
Amount of debenture (millions)..........  $15.0      $10.0      $20.0      $2.5       $7.5
Per share conversion price on debenture.  $12.5      $13.07     $25.51     $25.51     $25.51
Interest rate...........................  7.5%       7.5%       7.5%       7.5%       7.5%
Term of debenture.......................  42 months  42 months  42 months  42 months  42 months
Warrants issued.........................  420,000    267,789    274,406    34,370     102,835
Term of warrants........................  60 months  60 months  60 months  60 months  60 months
Per share exercise price of warrants....  $14.50     $15.16     $28.06     $28.06     $28.06
Fair value per warrant at issuance......  $5.92      $10.56     $26.03     $23.89     $12.64
Value per share conversion
  feature at issuance...................  $10.72     $10.20     $18.80     $19.21     $19.57
Stock price on date of agreement........  $8.80      $13.99     $32.25     $29.28     $26.81
Stock volatility at issuance............   96%       99%        106%       111%       117%
Dividend yield..........................  0.0%       0.0%       0.0%       0.0%       0.0%
Risk-free interest rate at issuance.....  4.28%      4.28%      4.88%      4.88%      4.65%
Converted...............................  No         No         No         No         No
Warrants exercised......................  Yes        Yes        No         No         No

--------------------------------
(1) The convertible debt issued in February 2003, September 2005, December 2005, February 2006, May 2006, July 2006 and October 2006 meet the criteria of EITF 00-19 for equity classification, as they do not contain similar registration rights obligations with respect to the underlying shares. Accordingly, the conversion features and warrants do not require derivative accounting. The September 2005, February 2006, May 2006, July 2006 and October 2006 issuances do have a beneficial conversion feature; however, the February 2003 and December 2005 issuances have no beneficial conversion feature.

Warrant and Conversion Features

         In January, March and October of 2004 and February 2005, the Company issued convertible notes and warrants which would require the Company to register the resale of the shares of common stock upon conversion or exercise of these securities. The Company accounts for the fair value of these outstanding warrants to purchase common stock and conversion feature of its convertible notes in accordance with SFAS No. 133 "Accounting For Derivative Instruments And Hedging Activities" and EITF Issue No. 00-19 "Accounting For Derivative Financial Instruments Indexed To And Potentially Settled In A Company's Own Stock" which requires the Company to separately account for the conversion feature and warrants as embedded derivatives contained in the Company's convertible notes. Pursuant to SFAS No. 133, the Company separates the fair value of the conversion feature from the convertible notes, since the conversion features were determined to not be clearly and closely related to the debt host. In addition, since the effective registration of the securities underlying the conversion feature and warrants is an event outside of the control of the Company, pursuant to EITF Issue No. 00-19, the Company recorded the fair value of the conversion feature and warrants as long-term liabilities as it was assumed that the Company would be required to net-cash settle the underlying securities. The Company is required to carry these embedded derivatives on its balance sheet at fair value and unrealized changes in the values of these embedded derivatives are reflected in the consolidated statement of operation as "Gain on value of warrants and beneficial conversion feature." See table below for impact on the results for three months ended December 31, 2006 and 2005.

                                                                   THREE MONTHS ENDED DECEMBER 31, 2006
                                                                   ------------------------------------
                                                                               CONVERSION
                                                                 WARRANTS       FEATURES         TOTAL
                                                                 --------       --------         -----
         January 2004 issuance - mark to market .................$     204      $       -      $     204
                                                                 ---------      ---------      ---------
                  Gain on value of warrants and
                    beneficial conversion feature................$     204      $       -      $     204
                                                                 =========      =========      =========

                                                                   THREE MONTHS ENDED DECEMBER 31, 2005
                                                                   ------------------------------------
                                                                               CONVERSION
                                                                 WARRANTS       FEATURES         TOTAL
                                                                 --------       --------         -----
         January 2004 issuance - mark to market .................$     800      $       -      $     800
         February 2004 issuance - mark to market.................      373              -            373
         October 2004 issuance - mark to market..................    2,066          1,946          4,012
         February 2005 issuance - mark to market.................    1,723          3,114          4,837
                                                                 ---------      ---------      ---------
                  Gain on value of warrants and
                    beneficial conversion feature................$   4,962      $   5,060      $  10,022
                                                                 =========      =========      =========

Amortization of Financing Fees and Debt Discount

         At the time of issuance of convertible debt securities with warrants, the Company records the fair value associated with the warrants using the Black-Scholes option-pricing model. This fair value discount is recorded as a reduction in the carrying value of the convertible debt security that is accreted to its face value over the life of the convertible security and expensed into the Company's income statement. If the convertible security is converted prior to the redemption date, the unamortized debt discount associated with the valuation of the warrants is recorded as a reduction to additional paid-in capital at the time of conversion.

         The Company has obtained the funding to post a bond of up to $40.0 million which may be required in connection with the continuing defense of the SP Systems case partially by using the proceeds from the exercise of 827,789 warrants for $11.9 million by existing institutional shareholders in December of 2006. In connection with the exercise of such warrants, the Company has entered into an amendment of its previously announced convertible debt financing package with institutional investors under which the Company has issued the investors an additional 827,789 warrants with an exercise price of $28.06. The Company has recorded the entire fair value of these new warrants, $6.4 million, into expense during the first quarter of fiscal 2006. The fair value was calculated based on the warrants' expected life of three years, the Company's stock price of $20.20 at the date of issuance, a risk-free interest rate of 4.65% and a stock volatility of 67% at the date of issuance.

         See the table below for impact of amortization of financing fees and debt discount on the financial results for the three months ended December 31, 2006 and 2005 (amounts in thousands).

                                                                  THREE MONTHS ENDED DECEMBER 31, 2006
                                                                  ------------------------------------
                                                                               CONVERSION
                                                                 WARRANTS       FEATURES         TOTAL
                                                                 --------       --------         -----
September 2005 issuance..........................................$      61      $       -      $      61
December 2005 issuance...........................................      109              -            109
February 2006 issuance...........................................       77            172            249
May 2006 issuance................................................      233            343            576
July 2006 issuance...............................................       22             27             49
October 2006 issuance............................................       35             41             76
                                                                 ---------      ---------      ---------
                                                                 $     537      $     583      $   1,120
                                                                 =========      =========
         Deferred financing costs................................                                    183
                                                                                               ---------
         Total...................................................                              $   1,303
                                                                                               =========

                                                                  THREE MONTHS ENDED DECEMBER 31, 2005
                                                                  ------------------------------------
                                                                               CONVERSION
                                                                 WARRANTS       FEATURES         TOTAL
                                                                 --------       --------         -----
October 2004 issuance............................................$     481      $       -      $     481
February 2005 issuance...........................................    1,068              -          1,068
September 2005 issuance..........................................       57            110            167
December 2005 issuance...........................................       18             41             59
                                                                 ---------      ---------      ---------
                                                                 $   1,624      $     151      $   1,775
                                                                 =========      =========
         Deferred financing costs................................                                    217
                                                                                               ---------
         Total...................................................                              $   1,992
                                                                                               =========

         The carrying values of unamortized conversion features, debt discount and financing fees are as follows (amounts in thousands):

                                                                            DECEMBER 31, 2006
                                                                            -----------------
                                                                               CONVERSION
                                                                 WARRANTS       FEATURES         TOTAL
                                                                 --------       --------         -----
September 2005 issuance..........................................$     903      $       -      $     903
December 2005 issuance...........................................    1,716              -          1,716
February 2006 issuance...........................................    2,077          2,137          4,214
May 2006 issuance................................................    6,517          9,625         16,142
July 2006 issuance...............................................      784            945          1,729
October 2006 issuance............................................    1,212          1,395          2,607
                                                                 ---------      ---------      ---------
                                                                 $  13,209      $  14,102      $  27,311
                                                                 =========      =========
         Debt acquisition cost and financing fees................                                  2,051
                                                                                               ---------
         Total...................................................                              $  29,362
                                                                                               =========


                                                                           SEPTEMBER 30, 2006
                                                                           ------------------
                                                                               CONVERSION
                                                                 WARRANTS       FEATURES         TOTAL
                                                                 --------       --------         -----
September 2005 issuance..........................................$   1,003      $       -      $   1,003
December 2005 issuance...........................................    1,894              -          1,894
February 2006 issuance...........................................    2,278          2,343          4,621
May 2006 issuance................................................    6,899         10,187         17,086
July 2006 issuance...............................................      791            952          1,743
                                                                 ---------      ---------      ---------
                                                                 $  12,865      $  13,482      $  26,347
                                                                 =========      =========
     Debt acquisition cost and financing fees....................                                  1,582
                                                                                               ---------
         Total...................................................                              $  27,929
                                                                                               =========


         Value of derivative liabilities (amounts in thousands):

                                                                           DECEMBER 31, 2006
                                                                           -----------------
                                                                               CONVERSION
                                                                 WARRANTS       FEATURES         TOTAL
                                                                 --------       --------         -----
January 2004 issuance............................................$     315      $       -      $     315
         Totals..................................................$     315      $       -      $     315

                                                                           SEPTEMBER 30, 2006
                                                                           ------------------
                                                                               CONVERSION
                                                                 WARRANTS       FEATURES         TOTAL
                                                                 --------       --------         -----
January 2004 issuance............................................$     903      $       -      $     903
         Totals..................................................$     903      $       -      $     903

Earnings Per Share

The following is the diluted impact of the convertible debt and warrants on earnings (loss) per share:

                                                                                                                THREE MONTHS
                                                                                                              ENDED DECEMBER 31,
                                                                                                            2006             2005
                                                                                                          -------------------------
         Numerators:
         (Loss) income from continuing operations.........................................................$  (5,595)      $   6,128
         Impact of convertible debt and warrants:
                  Add:  interest expense..................................................................        -             604
                  Add:  amortization of financing fees and debt discount..................................        -              64
                  Less: gain on value of beneficial conversion feature and warrants.......................     (204)         (6,233)
                                                                                                          ---------       ---------
         (Loss) income from continuing operations.........................................................   (5,799)            563
         (Loss) income from discontinued operations.......................................................      (68)            160
                                                                                                          ---------       ---------
         Net (loss) income................................................................................$  (5,867)      $     723
                                                                                                          =========       =========

         Denominators:
         Average shares outstanding - basic...............................................................   25,945          19,918
         Impact of convertible debt, warrants and stock options...........................................       16           2,467
                                                                                                          ---------       ---------
         Average shares outstanding - diluted.............................................................   25,961          22,385
                                                                                                          =========       =========

         (Loss) earnings per share - basic:
                  Continuing operations...................................................................$   (0.22)      $    0.31
         Discontinued operations                                                                              (0.00)           0.01
                                                                                                          ---------       ---------
         Basic (loss) earnings per share..................................................................$   (0.22)      $    0.32
                                                                                                          =========       =========

         (Loss) earnings per share - diluted:
                  Continuing operations...................................................................$   (0.23)      $    0.02
                  Discontinued operations.................................................................    (0.00)           0.01
                                                                                                          ---------       ---------
         Diluted (loss) earnings per share................................................................$   (0.23)      $    0.03
                                                                                                          =========       =========

         In accordance with SFAS No. 128, "Earnings per Share," the Company has adjusted the numerator in the diluted earnings per share calculation for the mark to market gain, which has a dilutive impact for the three months ended December 31, 2006. The Company does have outstanding warrants and convertible debt at December 31, 2006 and 2005 which are not included in the determination of diluted loss per share presented above because the impact of these potential additional shares is anti-dilutive. Had these securities been dilutive, an additional 4.2 million shares for the three months ended December 31, 2006 and 2005 would have been included in the Company's diluted income (loss) per share calculation.

3.   DEBT

Credit Facilities
-----------------

         During the first quarter of fiscal 2007, the Company obtained a $10 million loan agreement with the Company's Chief Executive Officer to provide funds for a bond which may be required in connection with the defense of the SP Systems litigation (See Note 9). Interest is payable at a rate equal to the Chief Executive Officer's cost of funds (currently -8%) with the principal due on January 1, 2008. In view of the uncertainties regarding the timing and amount of the bond, in February 2007 the Company temporarily repaid the $10.0 million loan from the Chief Executive Officer to avoid interest payments on the idle funds and the Company has not drawn any funds available under the $10.0 million loan from its U.S. bank. The Chief Executive Officer has advised the Company that it may re-borrow the funds when and if needed in connection with a possible bond.

Long-term debt consists of the following (amounts in thousands):                           DECEMBER 31,       SEPTEMBER 30,
                                                                                               2006               2006
                                                                                           -----------         ----------
     Note payable with interest at 8.4%, payable in eleven monthly installments of principal and interest of $16 and final payment of $1,271 at maturity in
          January 2008.......................................................................$  1,332           $  1,346
     Non-interest bearing note payable (discounted at 8%) to the City of Abilene, Texas
          to be repaid from real estate and personal property tax abatements ................   1,980              1,946
     Facilities with Hungarian banks (interest rate of 5.5% to 10.6%)........................   3,838              3,217
     Convertible debentures final payment due February 2008 bearing interest at 7.0%.........   1,500              2,700
     Convertible debentures final payment due March 2009 bearing interest at 7.5%............   3,000              3,000
     Convertible debentures final payment due May 2009 bearing interest at 7.5%..............  15,000             15,000
     Convertible debentures final payment due August 2009 bearing interest at 7.5%...........  10,000             10,000
     Convertible debentures final payment due November 2009 bearing interest at 7.5%.........  20,000             20,000
     Convertible debentures final payment due January 2010 bearing interest at 7.5%..........  10,000              2,505
                                                                                             --------           --------
         Total long-term debt including current maturities...................................  66,650             59,714
         Less:  Debt discount associated with beneficial conversion feature and warrants..... (27,311)           (26,347)
         Less:  Amounts payable within one year, net of discount of $5,803 and $0............ (12,290)            (1,365)
                                                                                             --------           --------
     Total long-term debt, less current maturities...........................................$ 27,049           $ 32,002
                                                                                             ========           ========

4.   DISCONTINUED OPERATIONS

         During the fourth quarter of fiscal 2005, the Company discontinued the carboxymethyl cellulose ("CMC") operation of Zoltek Zrt. The CMC operation was shut down at September 30, 2005. During the fourth quarter of fiscal 2006, the Company formally adopted a plan to sell certain of the assets of its continuously extruded netting division and to discontinue and exit another division that manufactures thermoplastic components. As of December 31, 2006, the sale of the netting division was not yet finalized. The discontinuation of the thermoplastic division was completed in October 2006. The Company incurred no significant exit costs for the selling or discontinuation of these businesses. These divisions were not part of the long-term strategy of the Company and were not expected to be profitable in the foreseeable future due to the continued pricing pressure from competitive manufacturers. The results from operations of these two divisions have been reclassified to discontinued operations. Collectively, these businesses previously comprised the Specialty Products segment and were disclosed as such. Certain information with respect to the discontinued operations for the quarters ended December 31, 2006 and 2005 is summarized as follows (amounts in thousands):

                                                            THREE MONTHS ENDED DECEMBER 31,
                                                                 2006            2005
                                                              -----------    -----------
         Net sales..........................................  $     1,293    $     1,611
         Cost of sales......................................        1,252          1,302
                                                              -----------    -----------
              Gross profit .................................           41            309
         Selling, general and administrative expenses.......           87            118
                                                              -----------    -----------
              Operating loss (income) from operations.......          (46)           191
         Other (loss).......................................          (22)           (31)
                                                              -----------    -----------
         (Loss) income on discontinued operations...........  $       (68)   $       160
                                                              ===========    ===========

5.   STOCK COMPENSATION EXPENSE

         The Company maintains a Long-term Incentive Plan that authorizes the Board of Directors or its Compensation Committee (the "Committee") to grant key employees and officers of the Company incentive or nonqualified stock options, stock appreciation rights, performance shares, restricted shares and performance units. The Committee determines the prices and terms at which awards may be granted along with the duration of the restriction periods and performance targets. All issuances are granted out of shares authorized, as the Company has no treasury stock. Currently, 1,500,000 shares of common stock may be issued pursuant to awards under the plan of which 202,860 are currently outstanding. Outstanding stock options expire 10 years from the date of grant or upon termination of employment. Options vest 100% two years from date of grant and issued at an option price equal to the market price on the date of grant.

         The Company also maintains a Directors Stock Option Plan under which options to purchase 7,500 shares of common stock at the then fair market value are currently issued to each non-employee director annually. In addition, newly elected non-employee directors receive options to purchase 7,500 shares of common stock at the then fair market value. As of December 31, 2006, 285,000 options issued to directors were outstanding. The options expire from 2007 through 2015.

         Presented below is a summary of stock option plans activity for the first quarter of fiscal 2007:

                                                                    WTD. AVG.       WTD. AVG.       WTD. AVG.
                                                    OPTIONS      EXERCISE PRICE    EXERCISABLE   EXERCISE PRICE
                                                    -------      --------------    -----------   --------------

         Balance, September 30, 2006                 552,834         $10.94          343,495         $12.65
              Granted.............................         -              -                -
              Exercised...........................    59,974           5.91
              Cancelled...........................     5,000          10.98
                                                  ----------
         Balance, December 31, 2006                  487,860          10.28          380,350          10.78
                                                  ==========

The following table summarizes information for options currently outstanding and exercisable at December 31, 2006:

                                 OPTIONS OUTSTANDING                                   OPTIONS EXERCISABLE
           ---------------------------------------------------------------       -------------------------------
            RANGE OF                            WTD. AVG.        WTD. AVG.                          WTD. AVG.
        EXERCISE PRICES        NUMBER        REMAINING LIFE   EXERCISE PRICE       NUMBER        EXERCISE PRICE
        ---------------        ------        --------------   --------------       ------        --------------
         $   1.33-2.80          88,000          6 years         $    2.43           88,000         $   2.43
             3.25-5.67          42,500          5 years              5.45           22,500             5.25
             6.25-9.25         174,850          6 years              8.24          104,850             8.00
           10.00-39.00         182,510          5 years             20.43          165,000            21.40
                               -------                                             -------
            1.33-39.00         487,860          5 years             10.28          380,350         $  10.78
                               =======                                             =======

         The total intrinsic value of options outstanding at December 31, 2006 and 2005 was approximately $4,701,000 and $2,110,000, respectively.

         On October 1, 2005, the Company adopted the provisions of SFAS No. 123-R "Share-Based Payment" using the modified prospective method. SFAS No. 123-R requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. Under the modified prospective method of adopting SFAS No. 123-R, the Company recognized compensation cost for all share-based payments granted after October 1, 2005, plus any awards granted to employees prior to October 1, 2005 that remain unvested at that time. Under this method of adoption, no restatement of prior periods is made.

         For the three months ended December 31, 2006 and 2005, the Company recorded into selling and general administrative expense and into its corporate/other segment $0.1 million for the cost of employee services received in exchange for equity instruments based on the grant-date fair value of those instruments in accordance with the provisions of SFAS No. 123-R. As of December 31, 2006, the Company had $0.4 million of total unrecognized compensation expense related to stock option plans that will be recognized over a weighted average period over fiscal years 2007 and 2008. There were no recognized tax benefits during the three months ended December 31, 2006 and 2005, as any benefit is offset by the Company's full valuation allowance on its net deferred tax asset. The Company has not recognized the windfall tax benefit as the resulting deduction has not been realized via a reduction of income taxes payable.

         The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                                     FISCAL YEAR ENDED SEPTEMBER 30,
                                                                                     -------------------------------
         ASSUMPTIONS                                                                       2006            2005
         -----------                                                                     ---------       ---------
         Expected life of option.....................................................   3 & 8 years     4 & 8 years
         Risk-free interest rate.....................................................         4.32%           3.80%
         Volatility of stock.........................................................           96%             76%
         Cancellation experience.....................................................           30%             51%

6.   SEGMENT INFORMATION

         The Company's strategic business units are based on product lines and have been grouped into three reportable segments: Carbon Fibers, Technical Fibers and Corporate/Other Products. In the fourth quarter of fiscal 2005, the Company formally adopted a plan to discontinue the CMC business of its Zoltek Zrt. operations. During the fourth quarter of fiscal 2006, the Company formally adopted a plan to sell certain of the assets of its continuously extruded netting division and to discontinue and exit another division that manufactures thermoplastic components. These divisions were not part of the long-term strategy of the Company and were not expected to be profitable in the foreseeable future due to the continued pricing pressure from competitive manufacturers. The results from operations of these divisions have been reclassified to discontinued operations. Collectively, these businesses previously comprised the Specialty Products segment and were disclosed as such. The remaining business represented in the Corporate/Other Product segment relate to water treatment and electrical services provided in the Hungary operations.

         The Carbon Fibers segment manufactures low-cost carbon fibers used as reinforcement material in composites, carbon fiber composite products and filament winding equipment used in the composite industry. The Technical Fibers segment manufactures carbon fibers used to manufacture aircraft brake pads and oxidized acrylic fibers for heat/fire barrier applications. These two segments also facilitate development of product and process applications to increase the demand for carbon fibers and technical fibers and seek to aggressively market carbon fibers and technical fibers. The Carbon Fibers and Technical Fibers segments are located geographically in the United States and Hungary.

         Management evaluates the performance of its operating segments on the basis of operating income (loss) contribution to the Company. The following table presents financial information on the Company's operating segments as of and for the quarters ended December 31, 2006 and 2005 (amounts in thousands):

                                                              THREE MONTHS ENDED DECEMBER 31, 2006
                                                              ------------------------------------
                                                        CARBON     TECHNICAL    CORPORATE/
                                                        FIBERS       FIBERS       OTHER        TOTAL
                                                        ------       ------       -----        -----
Net sales............................................. $  21,121   $   8,519     $    645    $  30,285
Cost of sales.........................................    16,476       5,671          287       22,434
Operating income (loss)...............................     2,655       2,510       (2,148)       3,017
Depreciation and amortization expense.................     1,347         550          113        2,010
Capital expenditures..................................     9,260       1,761        1,317       12,338


                                                              THREE MONTHS ENDED DECEMBER 31, 2005
                                                              ------------------------------------
                                                        CARBON     TECHNICAL    CORPORATE/
                                                        FIBERS       FIBERS       OTHER        TOTAL
                                                        ------       ------       -----        -----
Net sales ............................................ $  10,758   $   4,515     $    284    $  15,557
Cost of sales.........................................     8,970       3,830          227       13,027
Operating income (loss)...............................       413         364       (1,791)      (1,014)
Depreciation and amortization expense.................     1,104         223          120        1,447
Capital expenditures..................................     3,877       1,136            -        5,013


                                                                          TOTAL ASSETS
                                                                          ------------
                                                        CARBON     TECHNICAL    CORPORATE/
                                                        FIBERS       FIBERS       OTHER        TOTAL
                                                        ------       ------       -----        -----
December 31, 2006..................................... $ 149,590   $  32,930     $ 57,072    $ 239,592
September 30, 2006....................................   128,747      25,199       33,738      187,684

7.   INVENTORIES

Inventories consist of the following (amounts in thousands):                     DECEMBER 31,       SEPTEMBER 30,
                                                                                    2006                2006
                                                                                -------------       -------------
         Raw materials.....................................................     $      19,964       $      14,306
         Work-in-process...................................................             1,453               1,750
         Finished goods....................................................             6,005               5,142
         Supplies and other................................................               410                 523
                                                                                -------------       -------------
                                                                                $      27,832       $      21,721
                                                                                =============       =============

         Inventories are valued at the lower of cost, determined on the first-in, first-out method, or market. Cost includes material, labor and overhead. The Company recorded an inventory valuation reserve of $1.2 million and $1.3 million as of December 31 and September 30, 2006, respectively, to reduce the carrying value of inventories to net realizable value. The reserves were established primarily due to industry overcapacity for certain carbon fiber products in prior years.

8.   NEW ACCOUNTING PRONOUNCEMENTS

         On July 13, 2006, FASB released its final interpretation on uncertain tax positions, FIN 48, "Accounting for Uncertainty in Income Taxes." FIN 48 addresses the recognition and measurement of uncertain income tax positions using a "more-likely-than-not" threshold and introduces a number of new disclosure requirements. The guidance will become effective as of the beginning of a company's fiscal year beginning after December 15, 2006, for both public and non-public companies. The Company is currently evaluating this guidance for its potential effects on current tax provisions.

9.   COMMITMENTS AND CONTINGENCIES

 Legal

         Legal contingencies have a high degree of uncertainty. When a loss from a contingency becomes estimable and probable, a reserve is established. The reserve reflects management's best estimate of the probable cost of ultimate resolution of the matter and is revised accordingly as facts and circumstances change and, ultimately when the matter is brought to closure. We have established reserves for matters, as depicted below, and if any of these matters are resolved unfavorably resulting in payment obligations in excess of management's best estimate of the outcome, such resolution could have a material adverse effect on our consolidated financial condition, results of operations or our liquidity.

         Structural Polymer Group Limited (SP Systems) and its subsidiary Structural Polymer Systems, Limited filed an action against Zoltek Corporation in the U. S. District Court for the Eastern District of Missouri, Eastern Division alleging that the Company breached a Supply Agreement relating to Zoltek's carbon fiber product known as Panex 33. The case was tried in November 2006 and on November 29, 2006, the jury in the case rendered verdicts against Zoltek Corporation in the amounts of $21.1 million and $14.9 million, respectively, which verdicts were subsequently entered as judgments against Zoltek Corporation. The Company believes that any damages should be limited to $21.1 million because the verdicts are duplicative. Zoltek Corporation has filed various post-trial motions. If such motions are unsuccessful, Zoltek Corporation intends to file an appeal with the U. S. Court of Appeals for the 8th Circuit seeking reversal or a new trial. Although the litigation process is inherently uncertain, the Company believes it has grounds for the judgment to be substantially reduced or, possibly, overturned entirely. Management, recognizing the judgment that has been rendered against the Company and the uncertainty surrounding the Company's planned continuing defense, accrued $21.8 million during the fourth quarter of fiscal 2006 in respect of the potential liability in this matter, which it believes is the best estimate of the liability associated with this obligation. This amount includes $21.1 million related to the aforementioned judgment and approximately $0.7 million related to legal fees. The Company had previously incurred legal expenses of approximately $1.0 million. Management believes that the ultimate resolution of this litigation will not have a material adverse effect on the Company's results of operations, financial condition or cash flow, however, if the Company's appeal is unsuccessful, the resulting settlement could materially impact the Company's results of operations, financial condition and cash flows. The Company will be required to post a bond of up to $40 million. The Company has arranged for the funds necessary for the bond with a $10.0 million loan collateralized by certain real estate of the Company, a $10.0 million loan commitment from the Company's Chief Executive Officer, the proceeds from the exercise of 827,789 warrants for $11.9 million by existing institutional shareholders and the remainder with the Company's cash on hand.

         In October 2003, the Company was named as a defendant in a civil action filed in the Court of Common Pleas for Cuyahoga County, Ohio by the former owner of Hardcore Composites Operations, LLC ("Hardcore") alleging breach by Hardcore and the Company of their respective obligations under a sublease, the Company's guaranty of the sublease, and prior settlement agreement among the parties. The former owner's action claimed damages in the amount of $0.3 million for breaches by the Company of its obligations under the guaranty and the settlement agreement and, in addition, demanded $0.5 million in damages from Hardcore and the Company, jointly and severally, under the terms of the settlement agreement. In October 2004, the Court of Common Pleas for Cuyahoga County, Ohio ruled in favor of the former owner of Hardcore Composites in the amount of $1.1 million. In prior periods, the Company has accrued $1.3 million in respect of the possible liability in this matter, which it believes is its maximum obligation under this guaranty. The Company is vigorously defending this matter. In July 2006, the Company was successful in its appeal of the lower court's ruling and the case was remanded to the Court of Common Pleas for retrial. Management believes that the ultimate resolution of this litigation will not have a further material adverse effect on the Company's results of operations, financial condition or cash flow. To date, the Company has not made any payments of any portion of this obligation. The Company executed a guaranty of Hardcore Composite's lease obligations of approximately $30,000 per month to the former owner. The lease of the Hardcore Composites manufacturing facility expires March 31, 2008. Hardcore no longer occupies the facility and, accordingly, in connection with the ongoing litigation with the former owner, Zoltek is asserting that Zoltek has no further ongoing guarantee obligation with respect to the lease. The Company also is the obligee on aggregate original value of unsecured promissory notes of $9.3 million in connection with the sale of Hardcore, for which a full valuation allowance has been recorded. A full valuation allowance is appropriate in light of Hardcore's current financial condition which, among other relevant factors, make the collection of the promissory notes doubtful.

         In September 2004, the Company was named a defendant in a civil action filed by a former investment banker that was retained by the Company to obtain equity investors, alleging breach by the Company of its obligations under the agreement signed by the parties. The investment banker alleges it is owed commission from the equity investment obtained by the Company from a different source. The Company has asserted various defenses, including that the investment banker breached the agreement by not performing reasonable efforts to obtain financing for the Company, and therefore, the agreement was terminated by the Company prior to obtaining new financing. A decision granting summary judgment against the Company was entered in April 2005 and a trial on damages took place in December 2005, after which a judgment was filed in May 2006 against the Company in the amount of $4.1 million in cash and an order to issue warrants to purchase 122,888 shares of the Company's common stock at various prices. To date the Company has not made payments of any portion of this obligation, although it posted an appeal bond in the amount of $6.6 million. During the second quarter of 2006, the Company accrued $0.5 million in respect of the possible liability in this matter, which represents the low-end of the range. The maximum exposure is uncertain due to fluctuations in the Company's stock price. Management currently believes that the ultimate resolution of this litigation will not have a material adverse effect on the Company's results of operations, financial condition or cash flow, however, if the Company's appeal is unsuccessful, the resulting settlement could materially impact the Company's results of operations. The Company is vigorously defending this matter and has filed counterclaims and an appeal.

         The Company is a party to various other claims and legal proceedings arising out of the normal course of its business. In the opinion of management, the ultimate outcome of these claims and lawsuits will not have a material adverse effect upon the financial condition or results of operations of the Company and its subsidiaries taken as a whole.

ENVIRONMENTAL

         The Company's operations generate various hazardous wastes, including gaseous, liquid and solid materials. The operations of the Company's carbon fibers and technical fibers business segments in Abilene, Texas, St. Charles, Missouri and Hungary utilize thermal oxidation of various by-product streams designed to comply with applicable laws and regulations. The plants produce air emissions that are regulated and permitted by various environmental authorities. The plants are required to verify by performance tests that certain emission rates are not exceeded. Management believes that the plants are currently operating in compliance with their permits and the conditions set forth therein. The Company does not believe that compliance by its carbon fibers and technical fibers operations with applicable environmental regulations will have a material adverse effect upon the Company's future capital expenditure requirements, results of operations or competitive position. There can be no assurance, however, as to the effect of interpretation of current laws or future changes in federal, state or international environmental laws or regulations on the business segment's results of operations or financial condition.

CONCENTRATION OF CREDIT RISK

         Zoltek's carbon fiber products are primarily sold to customers in the composite industry and its technical fibers are primarily sold to customers in the aerospace industries. Entec Composite Machines' products are primarily sold in the composite industry. The Company performs ongoing credit evaluations and generally requires collateral for significant export sales to new customers. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

         For the three months ended December 31, 2006 and 2005, the Company reported sales of $8.5 million and $2.9 million, respectively, to a wind turbine manufacturer, and a related open account receivable balance of $2.6 million as of December 31, 2006.

For the three months ended December 31, 2006 and 2005, the Company reported sales of $3.7 million and $1.2 million, respectively, to a brake manufacturer. These were the only customers that represented greater than 10% of consolidated net sales. The wind turbine manufacturer was the only customer with receivable balance in excess of 10% of the Company's consolidated balance as of December 31, 2006.

                                     * * *

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This quarterly report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, investors should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, the Company does not plan to publicly update or revise any forward-looking statements contained herein after we distribute this quarterly report, whether as a result of any new information, future events or otherwise.

                                     * * *

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
-------

         The Company's mission is to commercialize the use of carbon fibers as a low-cost but high performance reinforcement for composites used as the primary building material in everyday commercial products. The Company has developed and is implementing a strategy to manufacture and sell carbon fibers into commercial applications at costs competitive with other materials. In addition, through its technical fibers segment the Company is the leading supplier of carbon fibers to the aircraft brake industry, and manufactures and markets oxidized acrylic fibers, an intermediate product of the carbon fiber manufacturing process, for fire and heat resistance applications.

         The Company introduced its carbon fibers strategic plan in 1995 to develop a low-cost process to produce carbon fibers and build significant capacity while encouraging growth of new applications. As part of its strategy to establish availability of carbon fibers on a scale sufficient to encourage growth of large-volume applications, the Company completed a major carbon fiber production capacity expansion in fiscal 1998 at its Abilene, Texas facility. While the Company succeeded in developing its infrastructure to become the low-cost producer, the large volume applications were slower to develop than anticipated. From 1998 to mid-2003 total carbon fiber usage did not grow significantly and aerospace applications actually declined. This situation resulted in substantial overcapacity and destructive pricing in the industry. Much of the new carbon fiber business was captured by the aerospace fibers as certain manufacturers sold their aerospace-grade fibers on the commercial markets at prices that did not cover their total costs, undermining the Company's commercialization strategy.

         During 2006, the Company completed its transformation from primarily a development business to an operational business and continued its expansion plans that were first announced in fiscal 2005. Also during 2006, the demand for commercial carbon fibers continued to increase tremendously and the divergence of the aerospace and commercial markets continued to evolve. The Company believes that this divergence will persist over a long period and validates Zoltek's commercialization strategy. The Company has received significant supply contracts and orders from customers to utilize its carbon fibers in wind energy and other applications.

         In view of the substantial increases in demand for carbon fibers, supported by several long-term supply relationships, the Company continued to execute the capacity expansion program originally announced in fiscal 2005 in a four-phase plan. The first phase was the re-start of production of the five installed continuous carbonization lines at its Abilene, Texas plant and expansion of precursor production at its Hungarian plant which was completed in fiscal 2005 at a cost of approximately $5.0 million. The second phase was the addition of two continuous carbonization lines in Hungary during the first quarter of 2006 at a cost of approximately $13.0 million, most of which was incurred in fiscal 2005. Beginning in the fourth quarter of 2006, the third phase added four continuous carbonization lines and expanded precursor production to meet the demand for the additional carbon lines in Hungary at a cost of approximately $26.0 million. In the fourth phase, the Company plans to add four continuous carbonization lines and two oxidized acrylic fiber lines and expand precursor production at its Hungary facility to meet the demand for the additional lines during the second and third quarters of fiscal 2007 at a cost of approximately $30.0 million. The $60.0 million convertible debt financing package entered into in September 2005 and amended in May 2006, which has been fully funded, provided a substantial portion of the capital resources for the capacity increase in fiscal 2006 and planned capacity increase in the first half of fiscal 2007.

         Subject to the availability of financing, during the fourth quarter of fiscal 2007 Zoltek plans to complete the installation of approximately five million pounds of rated annual carbon fiber capacity, with the first five million pound rated capacity expansion completed by December 31, 2007. The Company will be looking to raise capital to finance the fiscal 2007 expansion of an additional 10 million pounds of annual production or possibly more rated capacity if demand continues to grow.

         In November 2006, a judgment was rendered against the Company for approximately $36.0 million. In connection with the continuing defense of the litigation, the Company may be required to post a bond of $40.0 million. While the Company has secured the funding for the bond if required, it has used certain funding sources which were expected to be utilized to fund the Company's carbon fiber expansion program. Accordingly, the Company may be required to seek alternative sources of funding for its expansion program and such funding may be at a cost or in an amount that may limit the Company's ability to meet the expansion program's capacity.

         During 2006, the Company began to capitalize on the increasing demand for carbon fiber with the expansion and activation of new carbon fiber lines at its Hungarian facility and improved efficiency of the Abilene facility. During fiscal 2006, the Company increased sales by 67% from the prior year. The Company reported an operating loss from continuing operations of $15.7 million for its 2006 fiscal year, which included $22.8 million of litigation charges arising out of a lawsuit that the Company is contesting. This compared to an operating loss of $7.6 million in the 2005 fiscal year. These positive operational trends have continued in the first quarter of fiscal 2007. Sales increased by 94.6% over the first quarter of fiscal 2006 and the Company reported an operating profit from continuing operations of $3.0 million for the quarter.

         In recent years, many factors had a material adverse effect on the Company's financial performance, including the Company's substantial investments in manufacturing assets and market and application development expenses to position the Company to capitalize on the upturn in demand, the delay in the anticipated growth in commercialization of carbon fibers prior to 2004, and the Company's inability to activate production capacity at its Abilene plant as fast as expected due in large part to the inability to recruit and train qualified workers and managers at the plant that had been largely idle for several years until 2005.

         During the fourth quarter of fiscal 2005, the Company discontinued the CMC operation as the division was deemed not to be part of the long-term strategy of the Company and were not expected to be profitable in the foreseeable future due to the continued pricing pressure from competitive manufacturers. The CMC operation was shut down at September 30, 2005. The Company is utilizing a portion of the acrylic fiber capacity to supply precursor for its growing carbon fiber manufacturing operations. During the fourth quarter of fiscal 2006, the Company formally adopted a plan to sell certain of the assets of its continuously extruded netting division and to discontinue and exit another division that manufactures thermoplastic components. The Company incurred no significant exit costs for the selling or discontinuation of these businesses. These divisions are not part of the long-term strategy of the Company and are not expected to be profitable in the foreseeable future due to the continued pricing pressure from competitive manufacturers. The results from operations of these two divisions have been reclassified to discontinued operations.

RESULTS OF OPERATIONS
---------------------

THREE MONTHS ENDED DECEMBER 31, 2006 COMPARED TO THREE MONTHS ENDED
-------------------------------------------------------------------
DECEMBER 31, 2005
-----------------

         The Company's sales increased 94.7%, or $14.7 million, to $30.3 million in the first quarter of fiscal 2007 from $15.6 million in the first quarter of fiscal 2006. Carbon fiber sales increased 96.3%, or $10.3 million, to $21.1 million in the first quarter of fiscal 2007 from $10.8 million in the first quarter of fiscal 2006 as production and sales of wind energy orders continued to grow and the demand for the Company's milled and chopped products significantly increased from prior years. The Company's sales benefited from the newly added capacity in Hungary of six carbon fiber lines from the first quarter of the fiscal year 2006, continued improvement in the operations of the Abilene facility production and price increases which took effect during the fiscal 2006 second quarter. Technical fiber sales increased 88.7%, or $4.0 million, to $8.5 million in the first quarter of fiscal 2007 from $4.5 million in the first quarter of fiscal 2006. Technical fiber sales increased as the Company experienced a significant increase in orders from its aircraft brake customers and new sales within the automotive heat resistance applications. Sales of other products increased $0.4 million in the first quarter of fiscal 2007.

         The Company's cost of sales increased by 72.2%, or $9.4 million, to $22.4 million in the fist quarter of fiscal 2007 from $13.0 million in the first quarter of fiscal 2006. Carbon fiber cost of sales increased by 83.7%, or $7.5 million, to $16.5 million for the first quarter of fiscal 2007 from $9.0 million for the first quarter of fiscal 2006. The increase in carbon fiber cost of sales resulted from the increased sales of 96.3% discussed above offset by improved margins benefiting from reduction of costs related to improved efficiencies of the installed carbon fiber lines at its Abilene, Texas facility. Technical fiber cost of sales increased $1.9 million, or 48.1%, to $5.7 million for the first quarter of fiscal 2007 from $3.8 million for the first quarter of fiscal 2006. The increase in technical fiber cost of sales resulted from the increased sales of 88.7% discussed above. The cost of sales of other products increased for the first quarter of fiscal 2007 to $0.3 million compared to the first quarter of fiscal 2006 of $0.2 million.

         Application and market development costs were $1.6 million in the first quarter of fiscal 2007 and $1.1 million in the first quarter of fiscal 2006. These costs included product and market development efforts, product trials and sales and product development personnel and related travel. Targeted emerging applications include automobile components, fire/heat barrier and alternate energy technologies. The increase included application development of the towpreg product at the Company's prepreg facility in Utah.

         Selling, general and administrative expenses were $3.2 million in the first quarter of fiscal 2007 compared to $2.5 million in the first quarter of fiscal 2006. The increase in operating loss was due to an increase in legal expenses, primarily related to the SP Systems case, and increases in audit fees incurred during the first quarter. The Company also recorded $0.1 million for the cost of employee services received in exchange for equity instruments under SFAS 123-R in the first quarter of fiscal 2007.

         Operating income was $3.0 million in the first quarter of fiscal 2007 compared to a loss of $0.1 million in the first quarter of fiscal 2006. Carbon fiber operations reported operating income of $2.7 million in the first quarter of fiscal 2007 compared to income of $0.04 million in the first quarter of fiscal 2006. The improvement in operating income in the carbon fiber operation in fiscal 2007 related to the increase in production and sales as the Company added new capacity at its Hungarian facility and increased prices and improved production efficiency at its Abilene facility. The operating income in technical fibers increased $2.1 million, from $0.4 million in the first quarter of fiscal 2006 to $2.5 million for fiscal 2007, as sales increased 88.7% due to increased orders from the European aircraft brake customers and new sales within the automotive heat resistance applications. Other products and Corporate Headquarters reported an operating loss of $2.1 million during the first quarter of fiscal 2007 compared to a loss of $1.8 million during the first quarter of fiscal 2006. The $0.3 million increase in operating loss was due to $0.4 million increase in legal expenses, primarily related to the SP Systems case, and staffing of management positions that have been filled to meet the new demands of the growing sales and production volume and to satisfy needs in the finance area.

         Interest expense, net of interest income, was approximately $0.7 million in the first quarter of fiscal 2007 compared to $0.8 million in the corresponding period of fiscal 2006. The decrease in interest expense resulted from an increase in interest capitalized to $0.6 million from $0.5 million during the first quarter of fiscal 2007 and 2006, respectively.

         Amortization of financing fees, which are non-cash expenses, was approximately $1.3 million in the first quarter of fiscal 2007 compared to $2.0 million in the first quarter of fiscal 2006. The Company capitalized $0.7 million of financing fees related to the expansion of the Company's carbon fiber lines in the first quarter of fiscal 2007.

         Warrant issuance expense was $6.4 million for the first quarter of fiscal 2007. In December 2006, the Company expensed the fair value of warrants issued to induce holders to exercise previously held warrants. The Company intends to use the funds received from the exercising of these previously held warrants to help fund the bond which may be required in connection with the continuing defense of the SP Systems case. If a lesser amount or no bond is required, the Company will use the funds to support its capacity expansion.

         Gain or loss on value of warrants and conversion feature, which is a non-cash item, was a gain of $0.2 million in the first quarter of fiscal 2007 compared to a gain of $10.0 million in the first quarter of fiscal 2006 (see "--Liquidity--Financing"). The gains were attributable to the increase in the market price of the Company's common stock. Substantially all of the Company's convertible debt issuances which required derivative accounting have been converted.

         Other income/expense, net, was an expense of $0.3 million in the third quarter of fiscal 2007 compared to an expense of $0.005 million for the first quarter fiscal 2006. The increase was due to a loss from foreign currency transactions realized on receivables in Hungary.

         Income tax expense was $0.2 million for the first quarter of fiscal 2007 compared to $0.1 million for the corresponding period in the prior year. A valuation allowance was recorded against the income tax benefit resulting from the pre-tax loss in both fiscal quarters of 2006 and 2005 due to uncertainties in the Company's ability to utilize net operating loss carryforwards in the future. The expenses for the quarters related to local taxes for the Hungarian facility.

         The foregoing resulted in loss from continuing operations of $5.6 million for the first quarter of fiscal 2007 compared to net income of $6.1 million for the first quarter of fiscal 2006. Similarly, the Company reported net loss from continuing operations per share of $0.22 and $0.23 on a basic and diluted basis for the first quarter of fiscal 2007 and net income from continuing operations per share of $0.31 and $0.02 on a basic and diluted basis, respectively, for the first quarter of fiscal 2006. The weighted average common shares outstanding were 25.9 and 26.0 million basic and diluted, respectively, for fiscal 2007 and 19.9 and 22.4 million basic and diluted, respectively, for the first quarter of fiscal 2006.

         Net loss from discontinued operations of $0.1 million for the first quarter of fiscal 2007 compared to net income of $0.2 million for the first quarter of fiscal 2006. The Company reported a loss from discontinued operations per share of $(0.00) on a basic and diluted basis for the first quarter of fiscal 2007 and net income per share of $0.01 on a basic and diluted basis for the third quarter of fiscal 2006.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

Credit Facilities
-----------------

         US Operations - In December 2006, the Company extended its existing line of credit until January 1, 2008. The renewal of this credit facility included an amendment which increased the amount available under the original revolving credit facility from $5.5 million to $6.7 million and established a new $10.0 million term loan, collateralized by certain properties of the Company which the Company may draw upon if and when it has to post the SP Systems bond in connection with the defense of the SP Systems litigation. The revolving credit facility has a total commitment of the lesser of (i) $6.7 million or (ii) an amount equal to a percentage of eligible accounts receivable plus a percentage of eligible inventory, which as of December 31, 2006 totaled $6.5 million. The amendment also provides that the letter of credit previously collateralized by the Company's cash and cash equivalents and presented as restricted cash in the Company's consolidated balance sheet will be collateralized by the availability under the revolving credit facility thereby eliminating the cash restriction. Accordingly, as of December 31, 2006, there is no available borrowing base under the revolving credit facility. No financial covenants currently apply to the credit facility from the U.S. bank. The subordinated debt agreements of 2004 and 2005 (see Note 2) require that the Company maintain cash plus borrowing capacity under credit facilities of at least $0.5 million, which the Company was in compliance with as of December 31, 2006.

         Hungarian Operations - The Hungarian Government has pledged a grant of 2.9 billion HUF (approximately $15.2 million) to Zoltek's Hungarian subsidiary for use in modernizing its facility, establishing a research and development center there, and supporting a rapid buildup of manufacturing capacity for both acrylic fiber precursor raw material and carbon fiber. As of December 31, 2006, no amount has been funded under this program.

Possible Bond Related to SP Systems Case

         The Company has obtained the financing to post a bond of up to $40.0 million if necessary in connection with the continuing defense of the SP Systems case. (See Note 9). The bond amount, if any, will be determined in connection with post-trial motions to reduce the amount of the judgment is granted. The Company has raised the financing which may be required for the bond with a $10.0 million loan commitment from its U.S. bank collateralized by certain real estate of the Company at an interest rate of 7.5% with a due date of January 1, 2008, a $10.0 million loan commitment from the Company's Chief Executive Officer at 8% interest due January 2, 2008, the proceeds from the exercise of 827,789 warrants for $11.9 million by existing institutional shareholders and the remainder with the Company's cash on hand. There are no financial covenants associated with the $10.0 million loan facility with the bank or the $10.0 million loan from the Company's Chief Executive Officer. Additionally, the $10.0 million term loan facility with the bank is guaranteed by the Company's Chief Executive Officer. This guarantee will remain in place until certain conditions of the credit agreement are fulfilled, primarily the delivery of appraisals and mortgages related to the real estate properties collateralized with the term loan. In view of the uncertainties regarding the timing and amount of the bond, in February 2007 the Company temporarily repaid the $10.0 million loan from the Chief Executive Officer to avoid interest payments on the idle funds and the Company has not drawn any funds available under the $10.0 million loan from its U.S. bank. The Company will re-borrow the funds when and if needed in connection with a possible bond. In connection with the exercise of the warrants mentioned above, the Company issued investors an additional 827,789 warrants with an exercise price of $28.06. The Company has recorded the entire fair value of these new warrants, $6.4 million, into expense during the first quarter of fiscal 2006.

Convertible Debt

         During the quarter ended December 31, 2006, certain investors converted $1.2 million aggregate principal and interest amounts of the convertible debt privately placed in the February 2003 issuance into 342,858 shares of common stock, which was recorded into shareholders' equity. In October 2006, the Company issued convertible debentures in the aggregate principal amount of $7.5 million to institutional private equity investors. The convertible debentures have a stated maturity of 42 months and bore interest at a fixed rate of 7.5% per annum. The convertible debentures are convertible into 293,767 shares of Zoltek common stock at a conversion price of $25.51 per share. The Company also issued to the investors five-year warrants that give holders the right to purchase up to 102,835 shares of Zoltek common stock at an exercise price of $28.06 per share. The fair value of the debt discount associated with the warrants and conversion features at the time of issuance was $2.8 million and will be accreted to the debt's face value over the life of the convertible debentures.

         In September 2005, Zoltek entered into an agreement for a new financing; a convertible debenture package of up to $50 million in a private placement with a group of institutional investors. In April 2006, the Company amended the September 2005 financing package to provide for an additional $10.0 million funding. In order to match the cash needs to support the Company's planned expansion, the financing arrangements provided for the funding to occur in six separate closings discussed in the following paragraphs. These financings are collateralized by certain carbon fiber assets of the Company's Hungarian subsidiary.

         The terms of repayment for each convertible debt issuance from September 2005 through October 2006 stipulate that the Company shall pay the principal balance in ten equal quarterly installments commencing on the date fifteen months following the closing date and to continue for each of the nine quarters thereafter. As of February 8, 2007, the stock price was above the conversion price for all issuances with principal due in the upcoming year. Therefore, the Company does not anticipate that any lender will induce cash repayment in the near future.

         Each issuance of convertible debt is summarized in the table below which sets forth the significant terms of the debt, warrants and assumptions associated with valuing the conversion feature and warrants as of December 31, 2006:

                         CONVERTIBLE DEBT ISSUANCES FISCAL 2003 THROUGH FISCAL 2005
                         ----------------------------------------------------------

                                          FEBRUARY    JANUARY     MARCH     OCTOBER    FEBRUARY    SEPTEMBER
                                            2003(1)    2004       2004       2004        2005        2005(1)
                                            ----       ----       ----       ----        ----        ----
Amount of debenture (millions)..........  $8.1       $7.0       $5.75      $20.0       $20.0       $5.0
Per share conversion price on debenture.  $3.25      $5.40      $6.25      $12.00      $20.00      $12.50
Interest rate...........................  7.0%       6.0%       6.0%       7.0%        7.5%        7.5%
Term of debenture.......................  60 months  30 months  30 months  42 months   42 months   42 months
Warrants issued.........................  405,000    323,995    230,000    500,000     457,142     140,000
Term of warrants........................  60 months  48 months  48 months  72 months   48 months   60 months
Per share exercise price of warrants....  $5.00      $5.40      $7.50      $13.00      $17.50      $14.50
Fair value per warrant at issuance......  $0.93      $2.27      $5.43      $6.02       $10.47      $9.34
Value per share conversion
  feature at issuance...................  $3.11      $1.78      $5.06      $4.31       $10.47      $9.91
Stock price on date of agreement........  $1.58      $5.40      $9.53      $9.60       $16.68      $13.15
Stock volatility at issuance............  100%       50%        61%        75%         84%         205%
Dividend yield..........................  0.0%       0.0%       0.0%       0.0%        0.0%        0.0%
Risk-free interest rate at issuance.....  3.0%       2.78%      2.44%      3.71%       3.46%       4.25%
Converted...............................  Partial    Yes        Yes        Yes         Yes         Partial
Warrants exercised......................  Partial    Yes        Yes        Yes         Yes         Yes

                         CONVERTIBLE DEBT ISSUANCES FISCAL 2006 THROUGH FISCAL 2007
                         ----------------------------------------------------------

                                          DECEMBER   FEBRUARY      MAY       JULY       OCTOBER
                                            2005(1)    2006(1)    2006(1)    2006(1)     2006(1)
                                            ----       ----       ----       ----        ----
Amount of debenture (millions)..........  $15.0      $10.0      $20.0      $2.5        $7.5
Per share conversion price on debenture.  $12.5      $13.07     $25.51     $25.51      $25.51
Interest rate...........................  7.5%       7.5%       7.5%       7.5%        7.5%
Term of debenture.......................  42 months  42 months  42 months  42 months   42 months
Warrants issued.........................  420,000    267,789    274,406    34,370      102,835
Term of warrants........................  60 months  60 months  60 months  60 months   60 months
Per share exercise price of warrants....  $14.50     $15.16     $28.06     $28.06      $28.06
Fair value per warrant at issuance......  $5.92      $10.56     $26.03     $23.89      $12.64
Value per share conversion
  feature at issuance...................  $10.72     $10.20     $18.80     $19.21      $19.57
Stock price on date of agreement........  $8.80      $13.99     $32.25     $29.28      $26.81
Stock volatility at issuance............  96%        99%        106%       111%        117%
Dividend yield..........................  0.0%       0.0%       0.0%       0.0%        0.0%
Risk-free interest rate at issuance.....  4.28%      4.28%      4.88%      4.88%       4.65%
Converted...............................  No         No         No         No          No
Warrants exercised......................  Yes        Yes        No         No          No

--------------------------------
(1) The convertible debt issued in February 2003, September 2005, December 2005, February 2006, May 2006, July 2006 and October 2006 meet the criteria of EITF 00-19 for equity classification, as they do not contain similar registration rights obligations with respect to the underlying shares. Accordingly, the conversion features and warrants do not require derivative accounting. The September 2005, February 2006, May 2006, July 2006 and October 2006 issuances do have a beneficial conversion feature; however, the February 2003 and December 2005 issuances have no beneficial conversion feature.

Warrant and Conversion Features

         In January, March and October of 2004 and February 2005, the Company issued convertible notes and warrants which would require the Company to register the resale of the shares of common stock upon conversion or exercise of these securities. The Company accounts for the fair value of these outstanding warrants to purchase common stock and conversion feature of its convertible notes in accordance with SFAS No. 133 "Accounting For Derivative Instruments And Hedging Activities" and EITF Issue No. 00-19 "Accounting For Derivative Financial Instruments Indexed To And Potentially Settled In A Company's Own Stock" which requires the Company to separately account for the conversion feature and warrants as embedded derivatives contained in the Company's convertible notes. Pursuant to SFAS No. 133, the Company separates the fair value of the conversion feature from the convertible notes, since the conversion features were determined to not be clearly and closely related to the debt host. In addition, since the effective registration of the securities underlying the conversion feature and warrants is an event outside of the control of the Company, pursuant to EITF Issue No. 00-19, the Company recorded the fair value of the conversion feature and warrants as long-term liabilities as it was assumed that the Company would be required to net-cash settle the underlying securities. The Company is required to carry these embedded derivatives on its balance sheet at fair value and unrealized changes in the values of these embedded derivatives are reflected in the consolidated statement of operation as "Gain on value of warrants and beneficial conversion feature." See table below for impact on the results for three months ended December 31, 2006 and 2005.

                                                                   THREE MONTHS ENDED DECEMBER 31, 2006
                                                                   ------------------------------------
                                                                               CONVERSION
                                                                 WARRANTS       FEATURES         TOTAL
                                                                 --------       --------         -----
         January 2004 issuance - mark to market .................$     204      $      -       $     204
                                                                 ---------      ---------      ---------
                  Gain on value of warrants and
                    beneficial conversion feature................$     204      $      -       $     204
                                                                 =========      =========      =========

                                                                   THREE MONTHS ENDED DECEMBER 31, 2005
                                                                   ------------------------------------
                                                                               CONVERSION
                                                                 WARRANTS       FEATURES         TOTAL
                                                                 --------       --------         -----
         January 2004 issuance - mark to market .................$     800      $       -      $     800
         February 2004 issuance - mark to market.................      373              -            373
         October 2004 issuance - mark to market..................    2,066          1,946          4,012
         February 2005 issuance - mark to market.................    1,723          3,114          4,837
                                                                 ---------      ---------      ---------
                  Gain on value of warrants and
                    beneficial conversion feature................$   4,962      $   5,060      $  10,022
                                                                 =========      =========      =========

Amortization of Financing Fees and Debt Discount

         At the time of issuance of convertible debt securities with warrants, the Company records the fair value associated with the warrants using the Black-Scholes option-pricing model. This fair value discount is recorded as a reduction in the carrying value of the convertible debt security that is accreted to its face value over the life of the convertible security and expensed into the Company's income statement. If the convertible security is converted prior to the redemption date, the unamortized debt discount associated with the valuation of the warrants is recorded as a reduction to additional paid-in capital at the time of conversion.

         The Company has obtained the funding to post a bond of up to $40.0 million which may be required in connection with the continuing defense of the SP Systems case partially by using the proceeds from the exercise of 827,789 warrants for $11.9 million by existing institutional shareholders in December of 2006. In connection with the exercise of such warrants, the Company has entered into an amendment of its previously announced convertible debt financing package with institutional investors under which the Company has issued investors an additional 827,789 warrants with an exercise price of $28.06. The Company has recorded the entire fair value of these new warrants, $6.4 million, into expense during the first quarter of fiscal 2006. The fair value was calculated based on the warrants' expected life of three years, the Company's stock price of $20.20 at the date of issuance, a risk-free interest rate of 4.65% and a stock volatility of $67% at the date of issuance.

         See the table below for impact of amortization of financing fees and debt discount on the financial results for the three months ended, December 2006 and 2005 (amounts in thousands).

                                                                  THREE MONTHS ENDED DECEMBER 31, 2006
                                                                  ------------------------------------
                                                                               CONVERSION
                                                                 WARRANTS       FEATURES         TOTAL
                                                                 --------       --------         -----
September 2005 issuance..........................................$      61      $       -      $      61
December 2005 issuance...........................................      109              -            109
February 2006 issuance...........................................       77            172            249
May 2006 issuance................................................      233            343            576
July 2006 issuance...............................................       22             27             49
October 2006 issuance............................................       35             41             76
                                                                 ---------      ---------      ---------
                                                                 $     537      $     583      $   1,120
                                                                 =========      =========
         Deferred financing costs................................                                    183
                                                                                               ---------
         Total...................................................                              $   1,303
                                                                                               =========

                                      22



                                                                  THREE MONTHS ENDED DECEMBER 31, 2005
                                                                  ------------------------------------
                                                                               CONVERSION
                                                                 WARRANTS       FEATURES         TOTAL
                                                                 --------       --------         -----
October 2004 issuance............................................$     481      $       -      $     481
February 2005 issuance...........................................    1,068              -          1,068
September 2005 issuance..........................................       57            110            167
December 2005 issuance...........................................       18             41             59
                                                                 ---------      ---------      ---------
                                                                 $   1,624      $     151      $   1,775
                                                                 =========      =========
         Deferred financing costs................................                                    217
                                                                                               ---------
         Total...................................................                              $   1,992
                                                                                               =========

         The carrying values of unamortized conversion features, debt discount and financing fees are as follows (amounts in thousands):

                                                                            DECEMBER 31, 2006
                                                                            -----------------
                                                                               CONVERSION
                                                                 WARRANTS       FEATURES         TOTAL
                                                                 --------       --------         -----
September 2005 issuance..........................................$     903      $       -      $     903
December 2005 issuance...........................................    1,716              -          1,716
February 2006 issuance...........................................    2,077          2,137          4,214
May 2006 issuance................................................    6,517          9,625         16,142
July 2006 issuance...............................................      784            945          1,729
October 2006 issuance............................................    1,212          1,395          2,607
                                                                 ---------      ---------      ---------
                                                                 $  13,209      $  14,102      $  27,311
                                                                 =========      =========
         Debt acquisition cost and financing fees................                                  2,051
                                                                                               ---------
         Total...................................................                              $  29,362
                                                                                               =========


                                                                           SEPTEMBER 30, 2006
                                                                           ------------------
                                                                               CONVERSION
                                                                 WARRANTS       FEATURES         TOTAL
                                                                 --------       --------         -----
September 2005 issuance..........................................$   1,003      $       -      $   1,003
December 2005 issuance...........................................    1,894              -          1,894
February 2006 issuance...........................................    2,278          2,343          4,621
May 2006 issuance................................................    6,899         10,187         17,086
July 2006 issuance...............................................      791            952          1,743
                                                                 ---------      ---------      ---------
                                                                 $  12,865      $  13,482      $  26,347
                                                                 =========      =========
     Debt acquisition cost and financing fees....................                                  1,582
                                                                                               ---------
         Total...................................................                              $  27,929
                                                                                               =========

Earnings Per Share

The following is the diluted impact of the convertible debt and warrants on loss per share:

                                                                                      THREE MONTHS
                                                                                    ENDED DECEMBER 31,
                                                                                  2006            2005
                                                                                ------------------------
         Numerators:
         (Loss) income from continuing operations...............................$  (5,595)     $   6,128
         Impact of convertible debt and warrants:
              Add:  interest expense............................................        -            604
              Add:  amortization of financing fees and debt discount............        -             64
              Less: gain on value of beneficial conversion feature and warrants.     (204)        (6,233)
                                                                                ---------      ---------
         (Loss) income from continuing operations...............................   (5,799)           563
         (Loss) income from discontinued operations.............................      (68)           160
                                                                                ---------      ----------
         Net (loss) income......................................................$  (5,867)     $     723
                                                                                =========      =========

                                      23



         Denominators:
         Average shares outstanding - basic.....................................   25,945         19,918
         Impact of convertible debt, warrants and stock options.................       16          2,467
                                                                                ---------      ---------
         Average shares outstanding - diluted...................................   25,961         22,385
                                                                                =========      =========

         (Loss) earnings per share - basic:
              Continuing operations.............................................$   (0.22)     $    0.31
              Discontinued operations ..........................................    (0.00)          0.01
                                                                                ---------      ---------
         Basic (loss) earnings per share........................................$   (0.22)     $    0.32
                                                                                =========      =========

         (Loss) earnings per share - diluted:
              Continuing operations.............................................$   (0.23)     $    0.02
              Discontinued operations...........................................    (0.00)          0.01
                                                                                ---------      ---------
         Diluted (loss) earnings per share......................................$  (0.23)      $    0.03
                                                                                =========      =========

         In accordance with SFAS No. 128, "Earnings per Share," the Company has adjusted the numerator in the diluted earnings per share calculation for the mark to market gain, which has a dilutive impact for the three months ended December 31, 2006. The Company does have outstanding warrants and convertible debt at December 31, 2006 and 2005 which are not included in the determination of diluted loss per share presented above because the impact of these potential additional shares is anti-dilutive. Had these securities been dilutive, an additional 4.2 million shares for the three months ended December 31, 2006 and 2005 would have been included in the Company's diluted income
(loss) per share calculation.

Future Contractual Obligations
------------------------------

         In the table below, we set forth our enforceable and legally binding obligations as of December 31, 2006. Some of the figures included in this table are based on our estimates and assumptions about these obligations, including their durations, anticipated actions by third parties and other factors. The enforceable and legally binding obligations we will actually pay in future periods may vary from those reflected in the table because the estimates and assumptions are subjective. See Note 2 to the condensed consolidated financial statements for discussion of the Company's debt agreements.

                                                                             Less than
                                                                  Total       1 year      1-3 years
                                                                ---------    ---------    ---------
Note payable to related party...................................$  10,000    $       -    $  10,000
Convertible debentures (a)......................................   59,500       16,250       43,250
Long-term debt, including current maturities....................    7,151        3,344        3,807
                                                                ---------    ---------    ---------
     Total debt.................................................   76,651       19,594       57,057
Operating leases................................................      231           58          173
                                                                ---------    ---------    ---------
     Total debt and operating leases............................   76,882       19,652       57,230
Contractual interest payments (b)...............................    7,283        4,016        3,267
Accrued litigation cost (c).....................................   23,963       23,963            -
Purchase obligations (d)........................................   11,128       11,128            -
                                                                ---------    ---------    ---------
     Total contractual obligations..............................$ 119,256    $  58,759    $  60,497
                                                                =========    =========    =========

         (a) Convertible debentures are presented on the balance sheet net of debt discount of $27,311.

         (b) Amounts represent the expected cash payment for interest on our debt.

         (c) Amount includes $21.8 million accrued for potential damages and litigation cost related to SP Systems case and $2.5 million related to other litigation costs as discussed in Note 8 to the consolidated financial statements below.

         (d) Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions, and the approximate timing of the transactions. Purchase obligations exclude agreements that are cancelable at any time without penalty.

         The future contractual obligations and debt could be reduced by up to $66.8 million in exchange for up to 3.8 million shares of common stock if all the convertible debt was converted on January 1, 2007.

                                                   Conversion                Less than
                                                      price       Total        1 year     1-3 years
                                                    ---------   ---------    ---------    ---------
Total contractual obligation.......................               119,256       58,759       60,497
February 2003 issuance.............................  $ 3.25        (1,500)           -       (1,500)
September 2005 issuance............................   12.50        (3,000)      (1,500)      (1,500)
December 2005 issuance.............................   12.50       (15,000)      (6,000)      (9,000)
February 2006 issuance.............................   13.07       (10,000)      (3,000)      (7,000)
May 2006 issuance..................................   25.51       (20,000)      (4,000)     (16,000)
July and October 2006 issuance.....................   25.51       (10,000)        (250)      (9,750)
Interest payments..................................                (7,283)      (4,016)      (3,267)
                                                                ---------    ---------    ---------
     Total contractual obligations assuming
       conversion on January 1, 2007...............             $  52,473    $  39,993    $  12,480
                                                                =========    =========    =========

Cash Provided By (Used In) Continuing Operating Activities
----------------------------------------------------------

         Operating activities provided $3.7 million of cash for the first quarter of the fiscal year 2007 compared to cash used of $5.7 million in fiscal year 2006. The improvement was the result of increased operating income as sales and margins continue to improve. Operating cash flows were negatively impacted by an increase in inventory balances of $5.8 million for the first quarter of the fiscal year 2007 compared to $1.6 million in 2006. This was offset by $4.9 million cash provided by an increase in accounts payables for the first quarter of 2007 compared to cash used for accounts payable of $2.7 million in fiscal year 2006. The Company anticipates continuing to improve future cash flows from operations as it gains operating efficiency at the Abilene and Hungarian manufacturing facilities.

Cash Provided By (Used In) Discontinued Operating Activities
------------------------------------------------------------

         Net cash provided by discontinued operating activities was $0.9 million for the first quarter of fiscal 2007 as compared to a usage of $0.1 million in fiscal 2006. The improvement is due to collection of receivables and sales of inventory as the Company prepares to sell the Netlon division and has finalized the exit of its Danamid Granules business.

Cash Used In Investing Activities
---------------------------------

         Net cash used in investing activities for the first quarter of fiscal year 2007 was $5.7 million which consisted of capital expenditures of $12.3 million to expand production lines of the Company's precursor facility and carbon fiber operations to meet the additional demand for carbon fiber products and a release of restrictions on cash of $6.6 million.

         Net cash used in investing activities for the first quarter of fiscal 2006 was $5.0 million which included capital expenditures primarily at the Hungarian subsidiary related to expansion of its precursor facility and its carbon fiber lines.

         Historically, cash used in investing activities has been expended for equipment additions and the expansion of the Company's carbon fibers production capacity. The Company expects capital expenditures to increase in connection with the expansion of its precursor facility in Hungary and the installation of additional carbon fiber lines to meet the increased demand for carbon fiber.

Cash Provided By Financing Activities
-------------------------------------

         Net cash provided by financing activities was $29.8 million and $10.9 million for the first quarters of fiscal years ended 2006 and 2005, respectively. The cash provided by financing activities is due to the financing transactions described above.

         As of February 8, 2007, the last reported sale price of the Company's common stock was $26.40 per share.

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Legal
-----

         Structural Polymer Group Limited (SP Systems) and its subsidiary Structural Polymer Systems, Limited filed an action against Zoltek Corporation in the U. S. District Court for the Eastern District of Missouri, Eastern Division alleging that the Company breached a Supply Agreement relating to Zoltek's carbon fiber product known as Panex 33. The case was tried in November 2006 and on November 29, 2006, the jury in the case rendered verdicts against Zoltek Corporation in the amounts of $21.1 million and $14.9 million, respectively, which verdicts were subsequently entered as judgments against Zoltek Corporation. The Company believes that any damages should be limited to $21.1 million because the verdicts are duplicative. Zoltek Corporation is filing various post-trial motions. If such motions are unsuccessful, Zoltek Corporation intends to file an appeal with the U. S. Court of Appeals for the 8th Circuit seeking reversal or a new trial. Although the litigation process is inherently uncertain, the Company believes it has grounds for the judgment to be substantially reduced or, possibly, overturned entirely. Management, recognizing the judgment that has been rendered against the Company and the uncertainty surrounding the Company's planned appeals process, accrued $21.8 million during the fourth quarter in respect of the potential liability in this matter, which it believes is the best estimate of the liability associated with this obligation. This amount includes $21.1 million related to the aforementioned judgment and approximately $0.7 million related to legal fees. The Company has previously incurred legal expenses of approximately $1.0 million. Management believes that the ultimate resolution of this litigation will not have a further material adverse effect on the Company's results of operations, financial condition or cash flow, however, if the Company's appeal is unsuccessful, the resulting settlement could materially impact the Company's results of operations, financial condition and cash flows. The Company will be required to post a bond of approximately $40.0 million during the appeals process, or a lesser amount if the Company's post-trial motion to reduce the amount of the judgment is granted. The Company has arranged for the funding necessary for the bond with a $10.0 million loan commitment collateralized by certain real estate of the Company, a $10.0 million loan from the Company's Chief Executive Officer, the proceeds from the exercise of 827,789 warrants for $11.9 million by existing institutional shareholders and the remainder with the Company's cash on hand

         In October 2003, the Company was named as a defendant in a civil action filed in the Court of Common Pleas for Cuyahoga County, Ohio by the former owner of Hardcore Composites Operations, LLC ("Hardcore") alleging breach by Hardcore and the Company of their respective obligations under a sublease, the Company's guaranty of the sublease, and prior settlement agreement among the parties. The former owner's action claimed damages in the amount of $0.3 million for breaches by the Company of its obligations under the guaranty and the settlement agreement and, in addition, demanded $0.5 million in damages from Hardcore and the Company, jointly and severally, under the terms of the settlement agreement. In October 2004, the Court of Common Pleas for Cuyahoga County, Ohio ruled in favor of the former owner of Hardcore Composites in the amount of $1.1 million. In prior periods, the Company has accrued $1.3 million in respect of the possible liability in this matter, which it believes is its maximum obligation under this guaranty. The Company is vigorously defending this matter. In July 2006, the Company was successful in its appeal of the lower court's ruling and the case was remanded to the Court of Common Pleas for retrial. Management believes that the ultimate resolution of this litigation will not have a further material adverse effect on the Company's results of operations, financial condition or cash flow. To date, the Company has not made any payments of any portion of this obligation, although it posted an appeal bond in the amount of $1.3 million. The Company executed a guaranty of Hardcore Composite's lease obligations of approximately $30,000 per month to the former owner. The lease of the Hardcore Composites manufacturing facility expires March 31, 2008. Hardcore no longer occupies the facility and, accordingly, in connection with the ongoing litigation with the former owner, Zoltek is asserting that Zoltek has no further ongoing guarantee obligation with respect to the lease. The Company also is the obligee on aggregate original value of unsecured promissory notes of $9.3 million in connection with the sale of Hardcore, for which a full valuation allowance has been recorded. A full valuation allowance is appropriate in light of Hardcore's current financial condition which, among other relevant factors, make the collection of the promissory notes doubtful.

         In September 2004, the Company was named a defendant in a civil action filed by a former investment banker that was retained by the Company to obtain equity investors, alleging breach by the Company of its obligations under the agreement signed by the parties. The investment banker alleges it is owed commission from the equity investment obtained by the Company from a different source. The Company has asserted various defenses, including that the investment banker breached the agreement by not performing reasonable efforts to obtain financing for the Company, and therefore, the agreement was terminated by the Company prior to obtaining new financing. A decision granting summary judgment against the Company was entered in April 2005 and a trial on damages took place in December 2005, after which a judgment was filed in May 2006 against the Company in the amount of $4.1 million in cash and an order to issue warrants to purchase 122,888 shares of the Company's common stock at various prices. To date

                                      26


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the Company has not made payments of any portion of this obligation, although it posted an appeal bond in the amount of $6.6 million. During the second quarter of 2006, the Company accrued $0.5 million in respect of the possible liability in this matter, which it believes is its maximum obligation under this claim. Management currently believes that the ultimate resolution of this litigation will not have a material adverse effect on the Company's results of operations, financial condition or cash flow, however, if the Company's appeal is unsuccessful, the resulting settlement could materially impact the Company's results of operations. The Company is vigorously defending this matter and has filed counterclaims and an appeal.

NEW ACCOUNTING PRONOUNCEMENTS

         On July 13, 2006, FASB released its final interpretation on uncertain tax positions, FIN 48, "Accounting for Uncertainty in Income Taxes." FIN 48 addresses the recognition and measurement of uncertain income tax positions using a "more-likely-than-not" threshold and introduces a number of new disclosure requirements. The guidance will become effective as of the beginning of a company's fiscal year beginning after December 15, 2006, for both public and non-public companies. The Company is currently evaluating this guidance for its potential effects on current tax provisions.

ITEM 3.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Company is exposed to changes in interest rates primarily as a result of borrowing activities under its credit facility. The nature and amount of the Company's debt may vary as a result of future business requirements, market conditions and other factors. The extent of the Company's interest rate risk is not quantifiable or predictable because of the variability of future interest rates and business financing requirements. The Company does not believe such risk is material because a significant amount of the Company's current debt is at fixed rates. At December 31, 2006, the Company did not have any interest rate swap agreements outstanding.

         The Company views as long-term its investment in Zoltek Zrt., which has a functional currency other than the U.S. dollar. As a result, Zoltek Zrt. is exposed to foreign currency risks related to this investment. The Company does not currently employ a foreign currency hedging strategy related to the sales of Zoltek Zrt. In terms of foreign currency translation risk, the Company is exposed to Zoltek Zrt.'s functional currency, which is the Hungarian Forint. Hungary is not considered to be a highly inflationary or deflationary economy. As of December 31, 2006, the Company has a long-term loan with its Zoltek Zrt. subsidiary of $70.5 million. The Company does not expect the loan to be repaid in the near future. In fact the Company expects the loan to increase as the Company continues to invest in the expansion of its carbon fiber operations at its Hungarian facility. As such, the Company considers this loan as a permanent investment. In addition, Zoltek Zrt. routinely sells its products to customers located primarily throughout Europe in sales transactions that are denominated in foreign currencies other than the Hungarian Forint.

         In January, March and October of 2004 and February 2005, the Company issued convertible notes and warrants which would require the Company to register the resale of the shares of common stock upon conversion or exercise of these securities. The Company accounts for the fair value of these outstanding warrants to purchase common stock and conversion feature of its convertible notes in accordance with SFAS No. 133 "Accounting For Derivative Instruments And Hedging Activities" and EITF Issue No. 00-19 "Accounting For Derivative Financial Instruments Indexed To And Potentially Settled In A Company's Own Stock;" which requires the Company to separately account for the conversion feature and warrants as embedded derivatives contained in the Company's convertible notes. Pursuant to SFAS No. 133, the Company separates the fair value of the conversion feature from the convertible notes, since the conversion feature was determined to not be clearly and closely related to the debt host. In addition, since the effective registration of the securities underlying the conversion feature and warrants is an event outside of the control of the Company, pursuant to EITF Issue No. 00-19, the Company recorded the fair value of the conversion feature and warrants as long-term liabilities as it was assumed that the Company would be required to net-cash settle the underlying securities. The Company is required to carry these embedded derivatives on its balance sheet at fair value, which was $0.9 million and $13.7 million at September 30, 2006 and 2005 respectively. Any unrealized changes, which is an inverse relation to changes in the Company's stock price, in the values of these embedded derivatives are reflected in the consolidated statement of operations as "Gain (Loss) on value of warrants and conversion feature." Since these gains and loss are non-cash in nature the Company does not expect to employ a type of hedging strategy related to these transactions.

ITEM 4.  CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

         As of the end of the period covered by this report, an evaluation was carried out by management, under the supervision and with the participation of the Company's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the Company's disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")). The Company's disclosure controls and procedures are designed to ensure that information required to be disclosed in

                                      27


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

reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that such information is accumulated and communicated to the Company's management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosures.

         Based on the Company's evaluation and the identification of the material weaknesses in internal control over financial reporting described below, which were identified during management's assessment of internal control over financial reporting as of September 30, 2006, its Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2006, its disclosure controls and procedures were ineffective.

         A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. In connection with our assessment of the Company's internal control over financial reporting as of September 30, 2006, we had identified the following control deficiencies that represented material weaknesses in the Company's internal control over financial reporting as of September 30, 2006, which also existed as of December 31, 2006.

                                      28


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The Company did not maintain effective controls over the accounting for inventory that resulted in the following material weaknesses.

         a) The Company did not maintain effective controls over the completeness and accuracy of physical inventory quantities. Specifically, the Company did not maintain effective controls to ensure that the Company's perpetual inventory records were appropriately updated for the results of cycle counts performed.

         b) The Company did not maintain effective controls over the accuracy and valuation of inventory. Specifically, effective controls were not designed and in place to (i) ensure the proper determination and review of inventory costing and valuation at period-end and (ii) perform the proper analysis and review of inventory manufacturing variances for capitalization at period-end.

         The control deficiencies described above could result in a misstatement of the Company's inventory and cost of goods sold accounts that would result in a material misstatement to the Company's interim or annual consolidated financial statements that would not be prevented described above constitute material weaknesses or detected. Management has determined that each of the control deficiencies

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

         There was no change in the Company's internal control over financial reporting during first quarter of fiscal 2007 that materially affected, or is reasonably likely to materially affect, its internal control over financial reporting.

MANAGEMENT'S REMEDIATION INITIATIVES AND INTERIM MEASURES

         As discussed above, management has identified certain material weaknesses that exist in the Company's internal control over financial reporting and is taking steps to strengthen its internal control over financial reporting. Management plans to actively engage in the implementation of remediation efforts to address the material weaknesses in the Company's internal control over financial reporting as of December 31, 2006. These remediation efforts, including the actions below, are designed to address the material weaknesses identified by management and to enhance the Company's internal control over financial reporting.

o Improve compliance with its previously established cycle counting process, by instituting greater management oversight, providing additional training for cycle count personnel, mandating use of specifically designed cycle count worksheets, requiring review and approval of all cycle counts by another trained individual, and adding secondary verification that all cycle count adjustments have been entered into the Company's inventory system in a timely manner.

o Designing and implementing controls over the inventory costing and valuation process based on feedback and input from Accounting, Engineering and Plant personnel, including formal identification of current costs of manufactured products, development of new cost standards to be utilized in the manufacturing process, and implementation of routine review of manufacturing variances against benchmarks to validate production costs and inventory values.

                                      29


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                            ZOLTEK COMPANIES, INC.

PART II. OTHER INFORMATION

Item 1.  Legal Proceedings

         See Note 9 of the Notes to Consolidated Financial Statements for a summary of the Company's current legal proceedings.






Item 6.  Exhibits.

         See Exhibit Index

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            Zoltek Companies, Inc.
                                                 (Registrant)

Date:  February 9, 2007                   By:  /s/ KEVIN SCHOTT
       ----------------                      -----------------------
                                                   Kevin Schott
                                             Chief Financial Officer

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                                 EXHIBIT INDEX

EXHIBIT NUMBER    DESCRIPTION OF DOCUMENT
--------------    -----------------------

31.1 Certification of Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended.
31.2 Certification of Chief Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934, as amended.
32.1     Certification of Chief Executive Officer pursuant to 18 U.S.C.
         Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2     Certification of Chief Financial Officer pursuant to 18 U.S.C.
         Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.


                                      31